Exhibit 10.1

PETROLEUM AGREEMENT

Among

THE REPUBLIC OF GHANA

GHANA NATIONAL PETROLEUM CORPORATION

KOSMOS ENERGY GHANA HC

And

THE E. O. GROUP

IN RESPECT OF
WEST CAPE THREE POINTS BLOCK
OFFSHORE GHANA

DATED 22ND JULY 2004

i

ANNEX I	-	CONTRACT AREA

ANNEX 2	-	ACCOUNTING GUIDE

ANNEX 3	-	SAMPLE OF AOE CALCULATION

ANNEX 4	-	PARENT COMPANY GUARANTEE

ii

THIS PETROLEUM AGREEMENT, made this       day of                     2004, by and among the Government of the Republic of Ghana (hereinafter referred to as “The State”), represented by the Minister of Energy (hereinafter referred to as the “Minister”), the Ghana National Petroleum Corporation, a public corporation established by Provisional National Defence Council Law 64 of 1983 (hereinafter referred to as (“GNPC”), and Kosmos Energy Ghana HC, a Cayman Islands exempted company (“Kosmos”) and the E.O.Group, a Ghanaian Company (“EO”), (EO and Kosmos being hereinafter referred to as “Contractor”)

WITNESSETH:

1.               All Petroleum existing in its natural state within Ghana is the property of the Republic of Ghana and held in trust by the State.

2.               GNPC has by virtue of the Petroleum Law the right to undertake Exploration, Development and Production of Petroleum over all blocks declared by the Minister to be open for Petroleum Operations.

3.               GNPC is further authorised to enter into association by means of a Petroleum Agreement with a contractor for the purpose of Exploration, Development and Production of Petroleum.

4.               The Contract Area that is the subject matter of this Petroleum Agreement has been declared open for Petroleum Operations by the Minister and the Government of Ghana desires to encourage and promote Exploration, Development and Production within the said area. GNPC and the State have assured Contractor that all of said area is within the jurisdiction of the Republic of Ghana.

5.               Contractor, having the financial ability, technical competence and professional skills necessary for carrying out the Petroleum Operations herein described, desires to associate with GNPC in the Exploration for, and Development and Production of the Petroleum resources of the said area.

6.               The Parties recognise that Ghanaian nationals should as soon as reasonably possible be engaged in employment at all levels in the Petroleum industry, including technical, administrative and managerial positions, and that to achieve this objective an adequate programme of training must be established as an integral part of this Agreement.

NOW THEREFORE, in consideration of the mutual covenants herein contained, it is hereby agreed and declared as follows:

ARTICLE 1

DEFINITIONS

1.                                       In this Agreement:

1.1                                 “Accounting Guide” means the accounting guide which is attached hereto as Annex 2 and made a part hereof.

1.2                                 “Additional Paying Interest” means GNPC’s right to acquire an interest in a Commercial Discovery by paying its proportionate share of all Petroleum Costs subject to Article 2.6;

1.3                                 “Affiliate” means any person, whether a natural person, corporation, partnership, unincorporated association or other entity:

a)                                      In which one of the Parties hereto or one of the companies comprising Contractor directly or indirectly holds more than fifty percent (50%) of the share capital or voting rights;

b)                                     Which holds directly or indirectly more than fifty percent (50%) of the share capital or voting rights in a Party hereto or in one of the companies comprising Contractor;

c)                                      In which the share capital or voting rights are directly or indirectly, and to an extent more than fifty percent (50%), held by a company or companies holding directly or indirectly more than fifty percent (50%) of the share capital or voting rights in a Party hereto or in one of the companies comprising Contractor;

d)                                     Which holds directly five percent (5%) or more of the share capital or voting rights in Party hereto or in one of the companies comprising Contractor.

1.4                                 “Agreement” means this Agreement between the State, GNPC and Contractor, and includes the Annexes attached hereto;

1.5                                 “Appraisal Programme” means a programme carried out following a Discovery of Petroleum for the purpose of delineating the accumulation of Petroleum to which that Discovery relates in terms of thickness and lateral extent and estimating the quantity of recoverable Petroleum therein;

1.6                                 “Appraisal Well” means a well drilled for the purposes of an Appraisal Programme:

1.7                                 “Associated Gas” means Natural Gas produced from a well in association with Crude Oil;

1.8                                 “Barrel” means a quantity or unit of Crude Oil equal to forty two (42) United States gallons at a temperature of sixty (60) degrees Fahrenheit and at 14.65 psia pressure;

1.9                                 “Block” means an area of approximately six hundred and eighty-five (685) square kilometres as depicted on the reference map prepared by the Minister in accordance with the provisions of the Petroleum Law;

1. 10                        “Calendar Year” means the period of twelve (12) months of the Gregorian calendar, commencing on January 1 and ending on the succeeding December 31;

1.11                           “Carried Interest” means an interest held by GNPC in respect of which Contractor pays for the conduct of Petroleum Operations without any entitlement to reimbursement from GNPC other than for Production Operations;

1.12                           “Commercial Discovery” means a Discovery, which is determined to be commercial in accordance with the provisions of this Agreement;

1.13                           “Commercial Production Period” means, in respect of each Development and Production Area, the period from the Date of Commencement of Commercial Production until the termination of this Agreement or earlier relinquishment of such Development and Production Area;

1.14                           “Contract Area” means the area covered by this Agreement in which Contractor is authorised. to explore for, develop and produce Petroleum, which is described in Annex 1 attached hereto and made a part of this Agreement, but excluding any portions of such area in respect of which Contractor’s rights hereunder are hereafter from time to time relinquished or surrendered pursuant to this Agreement;

1.15                           “Contractor” means Kosmos and EO and their respective successors and assignees;

1.16                           “Contract Year” means a period of twelve (12) calendar months, commencing on the Effective Date or any anniversary thereof;

1.17                           “Crude Oil” means hydrocarbons, which are liquid at 14.65 psia pressure and sixty (60) degrees Fahrenheit, and includes condensates and distillates obtained from Natural Gas;

1.18                           “Date of Commencement of Commercial Production” means, in respect of each Development and Production Area, the date on which production of Petroleum under a program of regular production, lifting and sale commences;

1.19                           “Date of Commercial Discovery” means the date referred to in Article 8.12;

1.20                           “Deepwater” means a water depth of 200 meters or more.

1.21                           “Delivery Point” shall have the meaning ascribed it in Article 10.5;

1.22                           “Development” or “Development Operations” means the preparation of a Development Plan, the design, engineering, building and installation of facilities for Production, and includes drilling of Development Wells, construction and installation of equipment, pipelines, facilities, plants and systems, in and outside the Contract Area, which are required for achieving Production, treatment, transport, storage and lifting of Petroleum, and preliminary Production and testing activities carried out prior to the Date of Commencement of Commercial Production, and includes all related planning and administrative work, and also includes drilling and installation of wells and equipment for pressure maintenance and/or for increasing production rates, but excludes all secondary and tertiary costs except the costs of wells and equipment;

1.23                           “Development Costs” means Petroleum Costs incurred in Development Operations;

1.24                         “Development and Production Area” means that portion of the Contract Area reasonably determined by Contractor (or by GNPC if a Sole Risk Operation pursuant to Article 9) on the basis of the available seismic and well data to cover the areal extent of, an accumulation of Petroleum constituting a Commercial Discovery, enlarged in area by ten percent (10%), such enlargement to extend uniformly around the perimeter of such accumulation and further enlarged by the area covering any extension of the accumulation which is revealed by further development work provided that such extension is within the Contract Area;

1.25                         “Development Period” means in respect of each Development and Production Area, the period from the Date of Commercial Discovery until the Date of Commencement of Commercial Production;

1.26                           “Development Plan” means the plan for Development of a Commercial Discovery prepared by Contractor in consultation with the Joint Management Committee and approved by the Minister pursuant to Article 8;

1.27                           “Development Well” means a well drilled in accordance with a Development Plan for producing Petroleum, for pressure maintenance or for increasing the Production rate;

1.28                           “Discovery” means Petroleum not previously known to have existed, recovered at the surface in a flow measurable by conventional petroleum industry testing methods;

1.29                           “Discovery Area” means that portion of the Contract Area, reasonably determined by Contractor (or by GNPC if a Sole Risk Operation pursuant to Article 9) on the basis of the available seismic and well data to cover the real extent of the geological structure in which a Discovery is made. A Discovery Area may be modified at any time by Contractor (or by GNPC if applicable), if justified on the basis of new information, but may not be modified after the date of completion of the Appraisal Programme.

1.30                           “Effective Date” shall have the meaning ascribed to it in Article 26.9;

1.31                           “Exploration” or “Exploration Operations” means the search for Petroleum by geological, geophysical and other methods and the drilling of Exploration Well(s) and includes any activity in connection therewith or in preparation thereof and any relevant processing and including technical and economic feasibility studies that may be carried out to determine whether a Discovery of Petroleum constitutes a Commercial Discovery;

1.32                           “Exploration Costs” means all Petroleum Costs incurred in connection with Exploration and/or Exploration Operations, including all costs incurred prior to a Commercial Discovery;

1.33                           “Exploration Period” means the period commencing on the Effective Date and continuing during the time provided for in Article 3.1 within which Contractor is authorized to carry out Exploration Operations and shall include any periods of extensions provided for in this Agreement. The period shall terminate with respect to any Discovery Area on the Date of Commercial Discovery in respect of such Discovery Area which becomes a Development and Production Area;

1.34                           “Exploration Well” means a well drilled in the course of Exploration Operations conducted hereunder during the Exploration Period, but does not include an Appraisal Well;

1.35                           “Extension Period” means any of the First Extension Period or Second Extension Period;

1.36                           “First Extension Period” shall have the meaning ascribed to it in Article 3.1 a(ii);

1.37                           “First Subperiod” shall have the meaning ascribed to it in Article 3.1 a(i);

1.38                           “Force Majeure” means any event beyond the reasonable control of the Party claiming to be affected by such event which has not been brought about at its instance, including, but not limited to, earthquake, storm, flood, lightning or other adverse weather conditions, war, embargo, blockade, riot or civil disorder;

1.39                           “Foreign National Employee” means an expatriate employee of Contractor, its Affiliates, or its Sub-contractors who is not a citizen of Ghana;

1.40                           “Ghana” means the territory of the Republic of Ghana and includes the sea, seabed and subsoil, the continental shelf and all other areas within the jurisdiction of the Republic of Ghana;

1.41                           “Gross Production” means the total amount of Petroleum produced and saved from a Development and Production Area during Production Operations, which is not used by Contractor in Petroleum Operations, and is available for distribution to the Parties in accordance with Article 10;

1.42                           “Gross Negligence” means the intentional failure to perform a manifest duty in reckless disregard of the consequences as affecting the life or property of another; including, such a gross want of care and regard for the rights of others as to justify the presumption of willfulness and wantonness;

1.43                           “Initial Exploration Period” shall have the meaning ascribed to it in Article 3.1 (a)(i)

1.44                           “Joint Management Committee (JMC)” means the committee established pursuant to Article 6.1 hereof;

1.45                           “Market Price” shall have the meaning ascribed to it in Article 11.7;

1.46                           “Minister” means Minister of Energy;

1.47                           “Month” means a month of the Calendar Year;

1.48                           “Natural Gas” means all hydrocarbons which are gaseous at 14.65-psia pressure and sixty (60) degrees Fahrenheit temperature and includes wet gas, dry gas and residue gas remaining after the extraction of liquid hydrocarbons from wet gas;

1.49                           “Non-Associated Gas” means Natural Gas produced from a well other than in association with Crude Oil;

1.50                           “Operator” means “Kosmos” or such other Party as may be appointed by Contractor with the approval of GNPC and the State, which approval shall not be unreasonably delayed or withheld;

1.51                           “Participating Interest” shall have the meaning as ascribed to it in Articles 2.4 and 2.8;

1.52                           “Party” means the State, GNPC or all or any of companies constituting Contractor, as the case may be;

1.53                           “Paying Interest” means an interest held by GNPC in respect of which GNPC pays for its two point five per cent (2.5%) of future Petroleum Costs, including capital costs, Development Costs and Production Costs;

1.54                           “Petroleum” means Crude Oil or Natural Gas or a combination of both;

1.55                           “Petroleum Costs” means all expenditures made and costs incurred, both within and outside Ghana, in conducting Petroleum Operations hereunder, determined in accordance with the Accounting Guide attached hereto as Annex 2;

1.56                           “Petroleum Income Tax Law” means the Petroleum Income Tax Law, 1987 (PNDCL 188);

1.57                           “Petroleum Law” means the Petroleum (Exploration and Production) Law, 1984 (PNDCL 84) and any amendment thereto or replacement thereof;

1.58                           “Petroleum Operations” means all activities, both in and outside Ghana, relating to the Exploration for, Appraisal, Development, Production, handling and transportation of Petroleum contemplated under this Agreement and includes Exploration Operations, Development Operations and Production Operations and all activities in connection therewith;

1.59                           “Petroleum Product” means any product derived from Petroleum by any refining or other process;

1.60                           “Production” or “Production Operations” means activities undertaken in order to extract, save, treat, measure, handle, store, sell, market, load and transport Petroleum to storage and/or loading points and to carry out any type of primary and secondary operations, including recycling, recompression, maintenance of pressure and water flooding and all related activities such as planning and administrative work and shall also include maintenance, repair and replacement of facilities, and well workovers, conducted after the Date of Commencement of Commercial Production of the respective Development and Production Area but excluding Development Operations, and shall also include drilling of wastewater wells, water flooding, steam injection, gas injection and any other such secondary or tertiary recovery operations;

1.61                           “Production Costs” means Petroleum Costs incurred in Production Operations;

1.62                           “Quarter” means a period of three (3) calendar months, commencing January 1, April 1, July 1 or October 1;

1.63                           “Rate of Return” shall have the meaning ascribed to it in Article 10;

1.64                           “Second Extension Period” shall have the meaning ascribed to it in Article 3.1 a(ii);

1.65                           “Second Subperiod” shall have the meaning ascribed to it in Article 3.1 a(i);

1.66                           “Shallow water” means a water depth less than 200 meters

1.67                           “Sole Risk Operation” means an operation conducted at the sole cost, risk and expense of GNPC in accordance with Article 9.

1.68                           “Specified Rate” means the rate which the National Westminster Bank, PLC London, certifies to be the London interbank Offered Rate (LIBOR) in the London Interbank Eurodollar market on thirty (30) day deposits, in effect on the last business day of the last respective preceding month, plus five per cent (5%);

1.69                           “Standard Cubic Foot” or “SCF” means the quantity of gas that occupies one (1) cubic foot at 14.65 psia pressure and sixty (60) degrees Fahrenheit temperature;

1.70                           “State” means the Government of the Republic of Ghana;

1.71                           “Subcontractor” has the meaning assigned to that term in the Petroleum Law;

1.72                           “Termination” means termination of this Agreement pursuant to Article 23 hereof;

1.73                           “Work Programme” means the annual plan for the conduct of Petroleum Operations prepared pursuant to Articles 4.3, 6.4 and 6.5.

ARTICLE 2

SCOPE OF THE AGREEMENT. INTERESTS OF THE PARTIES AND CONTRACT AREA

2.1                                 This Agreement provides for the Exploration, Development and Production of Petroleum in the Contract Area by GNPC in association with Contractor.

2.2                                 Subject to the provisions of this Agreement, Contractor shall be responsible for the execution of such Petroleum Operations as are required by the provisions of this Agreement and subject to Article 9, is hereby appointed the exclusive entity to conduct Petroleum Operations in the Contract Area. GNPC shall at all times participate in the management of Petroleum Operations and in order that the Parties may cooperate in the implementation of Petroleum Operations, GNPC and Contractor shall establish a Joint Management Committee, to conduct and manage Petroleum Operations.

2.3                                 In the event that no Commercial Discovery is made in the Contract Area, or that Gross Production achieved from the Contract Area is insufficient fully to reimburse Contractor in accordance with the terms of this Agreement, then Contractor shall bear its own loss; GNPC and the State shall have no obligations whatsoever to Contractor in respect of such loss.

2.4                                 Subject to Article 2.6 GNPC shall have a ten percent (10%) Participating Interest in all Petroleum Operations under this Agreement. With respect to all Exploration and Development Operations, GNPC’s Participating Interest shall be a Carried Interest. With respect to all Production Operations, GNPC’s Participating Interest shall be a Paying Interest.

2.5                                 For the avoidance of doubt, GNPC shall only be liable to contribute to Petroleum Costs incurred in respect of Production Operations in any Development and Production Area to the extent of its ten percent (10%) Participating Interest;

2.6                                 GNPC shall have the option to acquire an Additional Paying Interest of two and one half percent (2 1/2) in a Commercial Discovery. In order to acquire the Additional Interest GNPC must notify Contractor within sixty (60) days of Contractor’s notice to the Minister that a Discovery is a Commercial Discovery of its intention to acquire the Additional Interest. If within the 60 days GNPC does not give notice, GNPC’s interest will remain as described in Article 2.4. If GNPC acquires the Additional Interest, GNPC must pay its two and one half percent (2 1/2) of all future Petroleum Costs, including capital costs, Development and Production Costs as approved by the JMC. If GNPC fails to pay these costs and those associated with Production Operations described in Article 2.4 then the Contractor shall be entitled to recover the said costs, together with agreed interest thereon of not less than the cost of capital of the Contractor in funding such costs, from production revenues.

2.7                                 GNPC may during the Exploration Period assist Contractor in carrying out Contractor’s obligations expeditiously and efficiently as stipulated in Article 7.3. Upon completion of the work associated with said assistance, GNPC shall invoice the Contractor for the costs incurred and shall provide reasonable supporting documentation in respect of such costs. Contractor shall pay GNPC the invoiced amount within thirty (30) days of receipt of the invoice. The actual amount of the invoice submitted by GNPC shall be at rates agreed by GNPC and the Contractor for such services.

2.8                                 Contractor’s Participating Interest in all Petroleum Operations and in all rights under this Agreement shall be ninety per cent (90%) (or eighty-seven point five per cent (87.5%) if GNPC exercises its rights under Article 2.6 to acquire an additional two point five per cent (2.5%) Paying Interest), pursuant to Article 2.4 and 2.5.

2.9                                 As of the Effective Date, the Contract Area shall cover a total of one thousand nine hundred and fifty-seven point zero live square kilometres (1957.05 km2) as depicted by Annex 1. During the Exploration Period, Contractor shall pay rentals to the State for that area included within the Contract Area at the beginning of each Calendar Year or at the beginning of each period of the Exploration Periods, or on the creation of a Development and Production Area, for the entire Development and Production Period as the case may be, provided that a pro-rata payment shall be made to cover the period from the Effective Date to the beginning of the first Calendar Year and according to the provisions of Article 12.2(v) below.

ARTICLE 3

EXPLORATION PERIOD

3.1                                 The Exploration Period shall begin on the Effective Date and shall not cover a period of more than seven (7) Contract Years, unless it is extended in accordance with the terms of this Agreement, or the Agreement is sooner terminated. Should the envisaged new regulatory regime extend the deepwater exploration period, Contractor shall benefit from such extension of the Exploration Period. In which case the exploration programme with its corresponding financial commitments for the additional period shall be renegotiated by both parties in good Faith.

a)                                      The Exploration Period shall be divided as follows:

(i)                                     An Initial Exploration Period of three (3) years (“Initial Exploration Period”) further subdivided into Subperiods:

1.             One and one-half (1 1/2) years (“First Subperiod”); and

2.             One and one-half (1 1/2) years (“Second Subperiod”); plus

(ii)                                  Two (2) separate Extension Periods totalling four (4) years:

1.             Two (2) years for the first such period (“First Extension Period”); and

2.             Two (2) year for the second of such periods (“Second Extension Period”).

b)                                     At the end of the First Subperiod, Contractor shall elect to drill a well during the Second Subperiod or relinquish the entire Contract Area. Contractor shall have the right to relinquish the entire Contract Area and withdraw from this Agreement upon the expiration of any of the First Subperiod, the Second Subperiod, the First Extension Period and the Second Extension Period; subject only to notifying GNPC not less than thirty (30) days before expiration of the relevant period and provided Contractor has completed the applicable work obligation of the First Subperiod or Second Subperiod, or any of the Extension Periods (as applicable) during which such relinquishment and withdrawal is made.

c)                                      Where Contractor has fulfilled its work and expenditure obligations set out in Article 4.3 before the end of a specific Subperiod or any of the Extension Periods, as the case may be, and has exercised its option by applying to the Minister in writing for an extension into the next phase, the Minister will be deemed to have granted such extension into the Second Subperiod, First Extension Period or Second Extension Period, as applicable.

d)                                     For each well drilled by Contractor or with Contractor’s participation during the Initial Exploration Period (beyond those referred to in Article 4.3), the Initial Exploration Period shall be extended by six (6) months and the commencement of subsequent periods shall be postponed in their entirety accordingly.

3.2                                 Subject to the provisions of Article 3.4, Contractor will be entitled to an extension or extensions of the Exploration Period as follows:

a)                                      Where at the end of the Second Subperiod, the First Extension Period or the Second Extension Period, Contractor is drilling or testing any well, Contractor shall be entitled to an extension for a period of up to one hundred and eighty (180) days in which to complete such work and assess the results and to elect by giving the Minister notice in writing whether to proceed to the First Extension Period or the Second Extension Period, as applicable; provided further, neither the expiration date of the next succeeding period nor the term of this Agreement shall be extended thereby. In the event that Contractor notifies the Minister that the results from any such well show a Discovery which merits appraisal, Contractor shall be entitled to a further extension for such period as may be reasonably required to carry out an Appraisal Programme and determine whether the Discovery constitutes a Commercial Discovery;

b)                                     Where at the end of the Second Extension Period, Contractor is engaged in the conduct of an Appraisal Programme in respect of a Discovery which has not been completed, Contractor shall be entitled to such extension as may be reasonably required to complete that Appraisal Programme and determine whether the Discovery constitutes a Commercial Discovery;

c)                                      Where at the end of the Second Extension Period Contractor is in the process of completing work not falling under paragraphs (a) or (b) in this Article 3.2 above, or under Article 4.3(c), then Contractor shall be entitled to such extension of time as the Minister considers reasonable for the purpose of completing such work.

d)                                     If during the Second Extension Period, including extensions under (a), (b) and (c) in this Article 3.2 above, Contractor gives to the Minister a notice of Commercial Discovery pursuant to Article 8.8, the Exploration Period shall not terminate until Contractor has prepared and submitted a Development Plan relating to such Discovery for the approval of the Minister and, if the Exploration Period would otherwise have been terminated, the Exploration Period shall terminate:

i)                                         when the Minister has approved the Development Plan as set out in Article 8; or

ii)                                      in the event that the Development Plan is not approved by the Minister as set out in Article 8 and the matter or matters in issue between the

Minister and Contractor have been referred for resolution under Article 24, one (1) month after the date on which the final decision thereunder has been given.

3.3                                 Where Contractor has during the Initial Exploration Period or, as the case may be, during the First Extension Period, failed to fulfil its work and expenditure obligations under Article 4 in respect of that period but has made reasonable arrangements to remedy its default during the First Extension Period or, as the case may be, the Second Extension Period, Contractor shall be entitled to an extension, subject to such reasonable terms and conditions as the Minister may stipulate to assure performance of the work

3.4                                 Save in respect of a Discovery Area:

a)                                      In the circumstances and subject to the limitations set forth in Section 12 (3) of the Petroleum Law; or

b)                                     In a case falling within the provisions of Article 3.2 (d),

Nothing in Article 3.2 shall be read or construed as requiring or permitting the extension of the Exploration Period beyond seven (7) years (or ten (10) years if applicable) from the Effective Date except for reasons of Force Majeure; or as provided in Article 4.10.

3.5                                 The provisions of Article 3.2 (a), (b) and (c), so far as they relate to the duration of the extension period to which Contractor will be entitled, shall be read and construed as requiring the Minister to give same effect to the provisions of Article 8 relating to the time within which Contractor must meet the requirements of that Article.

ARTICLE 4

MINIMUM EXPLORATION PROGRAMME

4.1                                 Exploration Operations shall begin as soon as practicable and in any case not later than seventy five (75) days after the Effective Date.

4.2                                 GNPC shall, at the request of Contractor, make available to it such records and information relating to the Contract Area as are relevant to the performance of Exploration Operations by Contractor and are in GNPC’s possession, provided that Contractor shall reimburse GNPC for the costs reasonably incurred in procuring or otherwise making such records and information available to Contractor.

4.3                                 Subject to the provisions of this Article and Article 3.2 in discharge of its obligations to carry out Exploration Operations in the Contract Area, Contractor shall during the several phases into which the Exploration Period is divided carry out the work specified hereinafter:

a)                                      Initial Exploration Period: Commencing on the Effective Date and terminating at the end of three (3) Contract Years, which is made up of the following:

First Subperiod (1 1/2 years):

Description of Work: By the end of the First Subperiod of the Initial Exploration Period, Contractor shall have undertaken the seismic programme described below:

(i)             Contractor shall acquire, process and interpret at least one thousand square kilometres (1000km2) of new 3-D seismic data;

Minimum Expenditure: Contractor’s minimum expenditure for the work in the First Subperiod of the Initial Exploration Period shall be four million U.S. dollars (US$4,000,000).

Second Subperiod (1 1/2 years)

Description of Work: By the end of the Second Subperiod of the Initial Exploration Period, Contractor shall have drilled at least one (1) Exploration Well in the Contract Area.

Minimum Expenditure: Contractor’s minimum expenditure for the work in the Second Subperiod of the Initial Exploration Period shall be eight million U.S. dollars (US$8,000,000).

b)                                     First Extension Period: Commencing at the end of the Initial Exploration Period and terminating at the end of a further two (2) Contract Years.

Description of Work: By the end of the First Extension Period, Contractor shall have drilled at least one (1) Exploration Well on the Contract Area.

Minimum Expenditure: Contractor’s minimum expenditure for the work in the First Extension Period shall be eight million US dollars (US$8,000,000).

c)                                      Second Extension Period: Commencing at the end of the First Extension and terminating at the end of a further two (2) Contract Years.

Description of Work: By the end of the Second Extension Period, Contractor shall have undertaken the drilling program described below:

Contractor shall drill one (1) Exploration Well in the Contract Area.

Minimum Expenditure: Minimum expenditure for work in the Second Extension Period shall be eight million U.S. dollars. (US$8,000,000).

d)                                     Work and expenditures accomplished in any Subperiod or Extension Period in excess of the above obligations may be applied as credit in satisfaction of obligations called for in any other Subperiod or Extension Period. The fulfilment of any work obligation shall relieve Contractor of the corresponding minimum expenditure obligation, but the fulfilment of any minimum expenditure obligation shall not relieve Contractor of the corresponding work obligation.

e)              The principle of Article 4 is that, the fulfilment of any minimum Work Programme supersedes its corresponding minimum expenditure. However, for any Extension Period or Subperiod, for which the entire minimum work obligation is not met by Contractor, the corresponding part of the minimum expenditure obligation relating to such unfulfilled work obligation shall be payable to GNPC. Once Contractor has paid GNPC this amount, Contractor shall be deemed to have fulfilled the minimum work obligation for that Extension Period or Subperiod.

4.4                                 No Appraisal Wells drilled or seismic surveys carried out by Contractor as part of an Appraisal Programme undertaken pursuant to Article 8 and no expenditure incurred by Contractor in carrying out such Appraisal Programme shall be treated as discharging the minimum work obligations under Article 4.3.

4.5                                 The seismic programme in Article 4.3(a), when combined with existing data, shall be such as will enable a study of the regional geology of the Contract Area and the preparation of a report thereon with appropriate maps, cross sections and illustrations, as well as a geophysical survey of the Contract Area which, when combined with existing data provides:

(a)          A minimum seismic grid adequate to define prospective drill sites over prospective closures as interpreted from data available to Contractor; and

(b)         A seismic evaluation of structural and stratigraphic conditions over the remaining portions of the Contract Area.

4.6                                 Each Exploration Well shall he drilled at a location and to an objective depth determined by Contractor, in consultation with GNPC. Except as otherwise provided in Article 4.7 below, the minimum depth of each obligatory Exploration Well shall be whichever of the following is first encountered:

a)              The depth of 7,500 ft. measured from the Rotary Table Kelly Bushing (RTKB);

b)             The depth at which Contractor encounters geologic basement and

c)              The depth at which a Discovery is made and tested.

4.7                                 If in the course of drilling an Exploration Well the Contractor concludes that drilling to the minimum depth specified in Article 4.6 above is impossible, impracticable or imprudent in accordance with accepted international petroleum industry drilling and engineering practice, then Contractor may plug and abandon the Exploration Well and GNPC shall have the option of either:

a)              Waiving the minimum depth requirement, in which case Contractor will be deemed to have satisfied the obligation to drill such Exploration Well; or

b)             Unless the Contractor shall have incurred at least eighty per cent (80%) of the budgeted Petroleum Costs for such Exploration Well in drilling such Well, requiring Contractor to drill a substitute Exploration Well at a location determined by Contractor, in consultation with GNPC and to the minimum depth of the original well that was being drilled as set forth in Article 4.6 as applicable, except that if in the course of drilling such substitute Exploration Well Contractor establishes that drilling to the minimum depth specified in Article 4.6 above is impossible, impracticable or imprudent in accordance with accepted petroleum industry drilling and engineering practice, then Contractor may plug and abandon the substitute Exploration Well and will be deemed to have satisfied the obligation to drill one (1) Exploration Well to the minimum depth to which such well had been planned.

The above option shall be exercised by GNPC in writing within thirty (30) days from the plugging and abandonment of the Exploration Well, and failure to exercise such option shall be deemed to be GNPC’s waiver of the minimum depth requirement pursuant to (a) above.

4.8                                 During the Exploration Period, Contractor shall have the right to perform additional Exploration Operations, including without limitation performing gravity and magnetic surveys, drilling stratigraphic wells and performing additional geological and geophysical studies, provided the minimum work obligations are performed within the applicable period.

4.9                                 During the Exploration Period, Contractor shall deliver to GNPC and the Minister, reports on Exploration Operations conducted during each Quarter within thirty (30) days following the end of that Quarter. Further requests for information by the Minister under Section 9(1) of the Petroleum Law shall be complied with within a reasonable time and copies of documents and other material containing such information shall be provided to GNPC.

4.10                           If, upon completion of the minimum exploration programme set forth in Article 4.3, Contractor desires to conduct a further programme of Exploration on those retained areas that will be relinquished upon expiry of the Exploration Period, Contractor shall have a right of first refusal to the granting of a new petroleum agreement covering such retained areas. If Contractor elects to exercise this right, it must do so in writing to GNPC not less than one (1) year before the expiry of the Exploration Period. If GNPC receives such written election from Contractor, the Parties shall use best efforts to negotiate in good faith a new petroleum agreement to cover such retained areas, such that there shall be no lapse between the expiration of this Petroleum Agreement and the effective date of the new petroleum agreement. The fiscal and commercial terms of such new petroleum agreement will be the same as those contained in this Agreement, provided, the work and expenditure obligations for the new petroleum agreement shall not be unreasonable to Contractor in relation to those set forth in this Agreement. Notwithstanding the foregoing, if there are better written bona fide third party offers, Contractor shall be required to match the best alternative offer or relinquish the retained acreage.

ARTICLE 5

RELINQUISHMENT

5.1                                 Except as provided in Article 5.2, 8.3, 8.9, 14.9 and 14.11, Contractor’s rights and obligations in respect of relinquishing portions of the Contract Area shall be as provided hereafter.

(a)                                  Without prejudice to Article 5.5, Contractor shall be required to relinquish ten percent (10%) of the Contract Area on the expiration of the First Subperiod. If Contractor elects not to go into the Second Subperiod, then the Contractor shall relinquish the whole contract area.

(b)                                 If on or before the expiration of the Second Subperiod Contractor elects to enter into the First Extension Period pursuant to Article 3.1 then, subject to Article 5.2, at the commencement of the First Extension Period, Contractor shall relinquish fifteen percent (15%) of the retained area after the first relinquishment;

(c)                                  If at the end of the Second Extension Period Contractor benefits from the new Exploration Period of 10 years for Deep water, Contractor shall not be made to relinquish any further acreage falling in Deepwater if the Contractor elects to go into the three (3) year extension period.

5.2                                 The provisions of Article 5.1 shall not be read or construed as requiring Contractor to relinquish any portion of the Contract Area which constitutes or forms part of either a Discovery Area, Development Area; or Production Area provided, however that if at the end of the first Subperiod, Second Subperiod, First Extension Period or Second Extension Period as the case may be, Contractor elects not to enter the Second Subperiod, First Extension Period, Second Extension Period, Contractor shall relinquish entire Contract Area, other than any Discovery, Development Area and Production Area.

5.3                                 Each area to be relinquished pursuant to this Article 5 shall be selected by Contractor and shall be measured as far as possible in terms of continuous and compact units of a size and shape to permit the carrying out of Petroleum Operations in the relinquished portions.

5.4                                 Without prejudice to the foregoing provisions of this Article 5, in the event that, following the relinquishment of the Contract Area, the Contractor has retained one or more Development and Production Areas, and Contractor and GNPC have, after reviewing all the relevant technical data and information, determined that the field or reservoirs for which a Development and Production Area was granted covers Petroleum lying outside such Development and Production Area, and provided such outside areas are not under any contract, the Minister shall use his best endeavours to extend the relevant Development and Production Area (part of the Contract Area) to cover the areal extent of such reservoir or field; provided that Contractor provides technical evidence to show that the Petroleum accumulation lies under the area of extension so requested, and always in accordance with the Petroleum Law.

5.5                                 Contractor shall have the right at any time to relinquish all or part of the Contract Area provided it has undertaken the work obligation of the Subperiod or Extension Period during which such relinquishment is made.

ARTICLE 6

JOINT MANAGEMENT COMMITTEE

6.1                                 In order that the Parties may at all times cooperate in the implementation of Petroleum Operations, GNPC and Contractor shall not later than thirty (30) days after the Effective Date establish a Joint Management Committee (JMC). Without prejudice to the rights and obligations of Contractor for day-to-day management of all Petroleum Operations, the JMC shall oversee and supervise the Petroleum Operations and ensure that all approved Work Programmes and Development Plans are complied with, and accounting for costs and expenses and the maintenance of records and reports concerning the Petroleum Operations are carried out in accordance with this Agreement and the accounting principles and procedures generally accepted in the international petroleum industry.

6.2                                 The composition of and distribution of functions within the JMC shall be as follows:

i)                                         The JMC shall comprise two (2) representatives of GNPC and two (2) representatives of Contractor. GNPC and Contractor shall also designate a substitute or alternate for each member. In the case of absence or incapacity of a member of the JMC, his alternate shall automatically assume the rights and obligations of the absent or incapacitated member;

ii)                                      The Chairperson of the JMC shall be designated by GNPC from amongst the members of the JMC;

iii)                                   Contractor shall be responsible in consultation with GNPC for the preparation of agenda and supporting documents for each meeting of the JMC and for keeping records of the meetings and decisions of the JMC (GNPC shall have the right to inspect all records of the JMC at any time);

iv)                                  At any meeting of the JMC three (3) representatives shall form a quorum.

6.3                                 Meetings of the JMC shall be held and decisions taken as follows:

i)                                         All meetings of the JMC shall be held in Accra, London, Tema or Dallas or such other place as may be agreed upon by members of the JMC;

ii)                                      The JMC shall meet at least twice yearly and at such times as the members may agree;

iii)                                   A meeting of the JMC may be convened by either Party giving not less than twenty (20) days notice to the others or, in a case requiring urgent action, notice of such lesser duration as the members may agree upon;

iv)                                  Decisions of the JMC shall require unanimity provided, however, decisions or approvals required for programmes, budgets and day-to-day operational matters associated with an Appraisal Programme, Development Operations, or Production Operations, the expenditures, outlays or advances for which Contractor will be required to make payments on a one hundred percent (100%) basis shall require the approval of the Contractor’s representatives only;

v)                                     Any member of the JMC may vote by written and signed proxy held by another member:

vi)                                  Decisions of the JMC may be made without holding a meeting if all representatives of both Parties notify their consent thereto in the manner provided in Article 27;

vii)                               GNPC and Contractor shall have the right to bring expert advisors to any JMC meetings to assist in the discussions of technical and other matters requiring expert advice;

viii)                            The JMC may also establish subcommittees it deems appropriate for carrying out its functions, such as:

a)              a technical subcommittee;

b)             an audit subcommittee; and

c)              an accounting subcommittee.

ix)                                    Costs and expenses related to attendance by GNPC outside (but not within) Ghana (e.g. business class travel, transportation, lodging, per diem and insurance) shall be borne by Contractor and treated as Petroleum Costs. Subject to GNPC providing to Contractor reasonable supporting documentation in respect of such costs and expenses, those costs and expenses shall he reimbursed by Contractor to GNPC.

6.4                                 The JMC shall oversee Exploration Operations as follows:

i)                 Not later than sixty (60) days after the Effective Date and thereafter at least ninety (90) days before the commencement of each subsequent Contract Year, Contractor shall prepare and submit to the JMC for its review a reasonably detailed Work Programme and budget setting forth all Exploration Operations which Contractor proposes to carry out in that Contract Year and the estimated cost thereof, and shall also give an indication of Contractor’s tentative preliminary Exploration plans for the succeeding Contract Year;

ii)              Upon notice to the Minister and GNPC, Contractor may amend any Work Programme or budget submitted to the JMC pursuant to this Article 6 which notice will state why in Contractor’s opinion the amendment is necessary or desirable. Any such amendment shall be submitted to the JMC for review;

iii)           Every Work Programme submitted to the JMC pursuant to this Article 6.4 and every revision or amendment thereof shall be consistent with the requirements set out in Article 4.3 relating to minimum work and expenditure for the period of the Exploration Period in which such Work Programme or budget falls;

iv)          Without prejudice to Article 8.1, Contractor shall report any Discovery to GNPC immediately following such Discovery and shall place before the JMC for review its Appraisal Programme prior to submission thereof to the Minister. Within sixty (60) days of completion of the Appraisal Programme, a JMC meeting to discuss the Appraisal Programme results shall be convened to take place before submission of the detailed Appraisal Programme report provided for in Article 8.7;

v)             The JMC will review Work Programmes and budgets and any amendments or revisions thereto, and Appraisal Programmes, submitted to it by Contractor pursuant to this Article 6, and timely give such advice as it deems appropriate which Contractor shall consider before submitting the Programme to GNPC and the Minister for their information.

6.5                                 From the first occurring Date of Commercial Discovery, the JMC shall have supervision of Petroleum Operations as follows:

i)                 Within sixty (60) days after the Date of Commercial Discovery, Contractor shall prepare and submit to the JMC for approval any revisions to its annual Work Programme and budget that may be necessary for the remainder of that Contract Year and for the rest of the Exploration Period;

ii)              At least ninety (90) days before the commencement of each subsequent Calendar Year, Contractor shall submit to the JMC for review and approval a reasonably detailed Work Programme and budget setting forth all Development and Production Operations which Contractor proposes to carry out in that Calendar Year and the estimated cost thereof and shall also give an indication of Contractor’s plans for the succeeding Calendar Year;

iii)           Within sixty (60) days of the Date of Commencement of Commercial Production and thereafter not later than one hundred and twenty (120) days before the commencement of each Calendar Year, Contractor shall submit to the JMC for its review and approval an annual production schedule which shall be in accordance with good international oilfield practice, and shall be designed to provide the most efficient, beneficial and timely production of the Petroleum resources.

6.6                                 Unless superseded by a lifting agreement entered into by GNPC and Contractor, the JMC shall approve lifting schedules for Development and Production Areas. The JMC may review all of Contractor’s reports on the conduct of Petroleum Operations.

6.7                                 The JMC shall approve Contractor’s insurance programme and shall review and approve the programmes for training and technology transfer submitted by Contractor and the accompanying budgets for such schemes and programmes.

6.8                                 If during any meeting of the JMC the Parties are unable to reach agreement concerning any of the matters provided for in Article 6.5 and 6.6, the matter shall be deferred for reconsideration at a further meeting to be held not later than fifteen (15) days following the original meeting. If after such further meeting the Parties are still unable to reach agreement, the matter in dispute shall be referred to the Parties forthwith. Failing agreement within fifteen (15) days thereafter, the matter in dispute shall, at the request of any Party, be referred for resolution under Article 24.

ARTICLE 7

RIGHTS AND OBLIGATIONS OF CONTRACTOR AND GNPC

RIGHTS AND OBLIGATIONS OF CONTRACTOR

7. I           Subject to the provisions of this Agreement, Contractor shall be responsible for the conduct of Petroleum Operations and shall:

a)                   Conduct Petroleum Operations with utmost diligence, efficiency and economy, in accordance with accepted international petroleum industry practices under the same or similar circumstances, observing sound technical and engineering practices using appropriate advanced technology and effective equipment, machinery, materials and methods;

b)                  Take all practicable steps to ensure compliance with Section 3 of the Petroleum Law; including ensuring the recovery and prevention of waste of Petroleum in the Contract Area in accordance with accepted international petroleum industry practices under the same or similar circumstances;

c)                   Prepare and maintain in Ghana full and accurate records of all Petroleum Operations performed under this Agreement;

d)                  Prepare and maintain accounts of all Petroleum Operations under this Agreement in such a manner as to present a full and accurate record of the costs of such operations, in accordance with the Accounting Guide;

e)                   Disclose to GNPC and the Minister any operating or other agreement among the Parties that constitute Contractor relating to the Petroleum Operations hereunder, which agreement shall not be inconsistent with the provisions of this Agreement.

7.2                   In connection with its performance of Petroleum Operations, Contractor shall have the right within the terms of applicable law:

a)              To establish offices in Ghana and to assign to those offices such representatives as it shall consider necessary for the purposes of this Agreement;

b)             To use public lands for installation and operation of shore bases and terminals, harbours and related facilities, pipelines from fields to terminals and delivery facilities, camps and other housing;

c)              To receive licenses and permission to install and operate such communications and transportation facilities as shall be necessary for the efficiency of its operations;

d)                       To bring to Ghana such number of Foreign National Employees as shall be necessary for Petroleum Operations, including employees assigned on permanent or resident status, with or without families, as well as those assigned on temporary basis such as rotational employees;

e)                        To provide or arrange for reasonable housing, schooling and other amenities, permanent and temporary, for its employees and to import personal and household effects, furniture and vehicles for the use of its personnel in Ghana;

f)                          To be solely responsible for provision of health, accident, pension and life insurance benefit plans on its Foreign National Employees and their families; and such employees shall not be required to participate in any insurance, compensation or other employee or social benefit programmes established in Ghana;

g)                       To have, together with its personnel, at all times the right of ingress to egress from its offices in Ghana, the Contract Area, and the facilities associated with Petroleum Operations under this Agreement in Ghana, including the offshore waters, using its owned or chartered means of land, sea and air transportation;

h)                       To engage such Subcontractors, expatriate and national, including consultants, and to bring such Subcontractors and their personnel to Ghana as are necessary in order to carry out the Petroleum Operations in a skillful, economic, safe and expeditious manner under the same or similar circumstances;

i)                           Provided further, Subcontractors shall have the same rights as Contractor specified in this Article 7.2 to the extent they are engaged by Contractor for the Petroleum Operations hereunder.

RIGHTS AND OBLIGATIONS OF GNPC

73                          GNPC shall assist Contractor in carrying out Contractor’s obligations expeditiously and efficiently as stipulated in this Agreement, and in particular GNPC shall use its best efforts to assist Contractor and its Subcontractors to:

a)              Establish supply bases and obtain necessary communications facilities, equipment and supplies;

b)             Obtain necessary approvals to open hank accounts in Ghana;

c)              Subject to Article 21 hereof obtain entry visas and work permits for such number of Foreign National Employees of Contractor and its Subcontractors engaged in Petroleum Operations and members of their families who will be resident in Ghana, and make arrangements for their travel, arrival, medical services and other necessary amenities;

d)             Comply with Ghana customs procedures and obtain permits for the importation of necessary materials;

e)              Obtain the necessary permits to transport documents, samples or other forms of data to foreign countries for the purpose of analysis or processing, if such is deemed necessary for the purposes of Petroleum Operations;

f)                Contact Government agencies dealing with fishing, meteorology, navigation and communications as required;

g)             Identify qualified Ghanaian personnel as candidates for employment by Contractor in Petroleum Operations; and

h)             Procure access for Contractor to infrastructure owned by the State or GNPC or any Affiliate of or entity controlled by the State or GNPC, or owned by any third party upon Contractor’s request, subject to such third party’s own capacity requirement, for the transportation and/or processing of Petroleum produced under this Agreement. Access to such infrastructure shall be on terms which are fair and reasonable taking account of the capacity and throughput requirement of Contractor and the respective risk, investment and cost of the Contractor and the infrastructure owner and in any event shall be on terms to Contractor no less favourable than those offered to be agreed with any other potential user.

7.4                       All reasonable expenses incurred by GNPC in connection with any of the matters set out in Article 7.3 above shall be borne by Contractor.

7.5                       GNPC shall use its best efforts to render assistance to Contractor in emergencies and major accidents, and such other assistance as may be requested by Contractor, provided that any reasonable expenses involved in such assistance shall be borne by Contractor.

ARTICLE 8

COMMERCIALITY

8.1                                 Contractor shall notify the Minister and GNPC in writing as soon as possible, after any Discovery is made, but in any event not later than thirty (30) days, after such Discovery is made.

8.2                                 As soon as possible after the analysis of the test results of such Discovery is complete and in any event not later than one hundred (100) days from the date of such Discovery, Contractor shall by a further notice in writing to the Minister indicate whether in the opinion of Contractor the Discovery merits appraisal.

8.3                                 Where the Contractor indicates that the Discovery does not merit appraisal, Contractor shall, subject to Article 8.17 and 8.19 below, relinquish the Discovery Area associated with the Discovery.

8.4                                 Where Contractor indicates that the Discovery merits appraisal, Contractor shall submit to the Minister an Appraisal Programme to be carried out by Contractor in respect of such Discovery.

8.5                                 Unless Contractor and the Minister otherwise agree in any particular case, Contractor shall have a period of two (2) years from the date of Discovery to complete the Appraisal Programme.

8.6                                 Unless the Minister requires revisions to the Appraisal Programme submitted under Article 8.4, Contractor shall commence to conduct the Appraisal Programme within one hundred and eighty (180) days from the date of approval of the Appraisal Programme by the Minister. Where the Contractor is unable to commence the conduct of the Appraisal Programme within one hundred and eighty (180) days from the date of approval of the Appraisal Programme by the Minister, the Minister shall notify Contractor that it risks having the Discovery Area released to GNPC and if within thirty (30) days of such notification Contractor does not commence to conduct the Appraisal Programme, the Discovery area shall be deemed relinquished to GNPC provided however that after Contractor actually embarks on appraisal work or obtains an extension of time for such work, such release shall not occur.

8.7                                 Not later than ninety (90) days from the date on which said Appraisal Programme relating to the Discovery is completed, Contractor will submit to the Minister a report containing the results of the Appraisal Programme. Such report shall include all available technical and economic data relevant to a determination of commerciality, including, but not limited to, geological and geophysical conditions, such as structural configuration, physical properties and the extent of reservoir rocks, areas, thickness and depth of pay zones, pressure, volume and temperature analysis of the reservoir fluids; preliminary estimates of Crude Oil and Natural Gas reserves; recovery drive characteristics; anticipated production performance per reservoir and per well; fluid characteristics, including gravity, sulphur percentage, sediment and water percentage and refinery assay pattern. For the avoidance of doubt, all costs associated with the planning and execution of the Appraisal Programme shall be deductible as Petroleum Costs and shall be deemed included in Section 2.2 of the Accounting Guide.

8.8                                 Not later than ninety (90) days from the date on which said Appraisal Programme is completed, Contractor will, by a further notice in writing, inform the Minister whether the Discovery in the opinion of Contractor is or is not a Commercial Discovery.

8.9                                 If Contractor informs the Minister that the Discovery is not a Commercial Discovery, then subject to Articles 8.17 and 8.19, Contractor shall relinquish such Discovery Area; provided, however, that in appropriate cases, before declaring that a Discovery is not a Commercial Discovery, Contractor shall consult with the other Parties and may make appropriate representations proposing minor changes in the fiscal and other provisions of this Agreement which may, in the opinion of Contractor, affect the determination of commerciality. The other Parties may, where feasible, and in the best interests of the Parties agree to make such changes or modifications in the existing arrangements.

8.10                           If Contractor pursuant to Article 8.8 informs the Minister that the Discovery is a Commercial Discovery, Contractor shall, not later than one hundred and eighty (180) days thereafter, prepare and submit to the Minister a Development Plan.

8.11                           The Development Plan referred to in Article 8.10 shall be based on detailed engineering studies and shall include:

a)                   Contractor’s proposals for the delineation of the proposed Development and Production Area and for the development of any reservoir(s), including the method for the disposal of Associated Gas in accordance with the provisions of Article 14.4;

b)                  The way in which the Development and Production of the reservoir is planned to be financed;

c)                   Contractor’s proposals relating to the spacing, drilling and completion of wells, the production, storage, transportation and delivery facilities required for the production, storage and transportation of the Petroleum, including without limitation:

i)                      The estimated number, size and production capacity of production platforms if any;

ii)                   The estimated number of Production Wells;

iii)                The particulars of feasible alternatives for transportation of the Petroleum, including pipelines;

iv)               The particulars of onshore installations required, including the type and specifications or size thereof and

v)                  The particulars of other technical equipment required for the operations;

d)                  The estimated production profiles for Crude Oil and Natural Gas from the Petroleum reservoirs;

e)                   Estimates of capital and Production Operation expenditures;

f)                     The economic feasibility studies carried out by or for Contractor in respect of alternative methods for Development of the Discovery, taking into account:

i)                 Location;

ii)     Water depth;

iii)    Meteorological conditions;

iv)          Estimates of capital and Production Operation expenditures; and

v)             Any other relevant data and evaluation thereof;

g)                       The safety measures to be adopted in the course of the Development and Production Operations, including measures to deal with emergencies;

h)                       The necessary measures to be taken for the protection of the environment;

i)                           Contractor’s proposals with respect to the procurement of goods and services obtainable in Ghana;

j)                           Contractor’s plan for training and employment of Ghanaian nationals; and

k)                        The timetable for effecting Development Operations.

8.12        The date of the Minister’s approval of the Development Plan shall be the Date of Commercial Discovery.

8.13                           After thirty (30) days following its submission, the Development Plan shall be deemed approved as submitted, unless the Minister has before the end of the said thirty (30) day period given Contractor a notice in writing stating:

i)                           That the Development Plan as submitted has not been approved; and

ii)                        The revisions, proposed by the Minister, to the Development Plan as submitted, and the reasons thereof.

8.14                 Where the Development Plan is not approved by the Minister as provided under Article 8.13 above, the Parties shall, within a period of thirty (30) days from the date of Contractor’s receipt of the notice from the Minister as referred to under Article 8.13 above, meet to agree on the revisions proposed by the Minister to the Development Plan. In the event of failure to agree to the proposed revisions, within Fourteen (14) days following said meeting any matters in dispute between the Minister and the Contractor shall be referred for resolution in accordance with Article 24.

8.15                 Where the issue in dispute referred for resolution pursuant to Article 24 is finally decided in favour of Contractor, the Minister shall forthwith give the requisite approval to the Development Plan submitted by Contractor.

8.16                 Where the issue in question referred for resolution pursuant to Article 24 is finally decided in favour of the Minister in whole or in part, Contractor shall forthwith:

i)                      Amend the proposed Development Plan to give effect to the final decision rendered under Article 24, and the Minister shall give the requisite approval to such revised Development Plan; or

ii)                   Subject to Article 8.19 below relinquish the Discovery Area.

8.17                 Notwithstanding the relinquishment provisions of Articles 8.3 and 8.9 above, if Contractor indicates that a Discovery does not at the time merit appraisal, or after appraisal does not appear to be a Commercial Discovery but may merit appraisal or potentially become commercial at a later date during the Exploration Period, then Contractor, need not relinquish the Discovery Area and may continue its Exploration Operations in the Contract Area during the Exploration Period; provided, that the Contractor shall explain what additional evaluations, including Exploration work or studies (within or outside the Discovery Area), are or may be planned in order to determine whether subsequent appraisal is warranted or that the Discovery is commercial. Such evaluations shall be performed by Contractor according to a specific timetable, subject to its right of earlier relinquishment of the Discovery Area. After completion of the evaluations, Contractor shall make the indications called for under Article 8.2 or 8.8 and either proceed with appraisal, confirm commerciality or relinquish the Discovery Area. In any case, if at the end of the Exploration Period, Contractor has not indicated its intent to proceed with an Appraisal Programme or that the Discovery is a Commercial Discovery, then the Discovery Area shall be relinquished.

8.18                 Before Contractor indicates that the Discovery will not merit appraisal, or after Appraisal Programme, indicates it will not be a Commercial Discovery, Contractor may consult with the other Parties and may make appropriate representations proposing minor changes in the fiscal and other provisions of this Agreement which may, in the opinion of Contractor, affect the determination of commerciality. The other Parties may, agree to make such changes or modifications in the existing arrangements. In the event the Parties do not agree on such changes or modifications, and, if within sixty (60) days after such failure to agree, Contractor does not propose additional evaluations, including Exploration work or studies, that are or may be planned in order to determine whether subsequent appraisal is warranted or that the Discovery is commercial, then subject to Article 8.19, Contractor shall relinquish the Discovery Area.

8.19                           Nothing in Article 8.3, 8.9, 8.16 or 8.17 above shall be read or construed as requiring Contractor to relinquish:

a)                                      Any area which constitutes or forms part of another Discovery Area in respect of which:

i)                                         Contractor has given the Minister a separate notice indicating that such Discovery merits appraisal or confirmation; or

ii)                                      Contractor has given the Minister a separate notice indicating that such Discovery is a Commercial Discovery; or

b)                                     Any area which constitutes or forms part of a Development and Production Area.

8.20                      In the event a field extends beyond the boundaries of the Contract Area, the Minister may require Contractor to exploit said Field in association with the third party holding the adjacent area pursuant to unitisation and engineering principles and practices in accordance with accepted international petroleum industry practices.

ARTICLE 9

SOLE RISK

9.1                                 Subject to and in accordance with the terms of this Article 9, GNPC shall have the right to conduct Sole Risk Operations.

9.2                                 GNPC shall not elect to conduct any Sole Risk operations during the Initial Exploration Period or within the boundaries of a Development and Production Area or a Discovery Area. A Sole Risk Operation to drill additional Exploration Wells or to penetrate and test horizons deeper than the agreed Well depth shall not be conducted if: (i) the Well in question has encountered potentially productive horizons; (ii) employing international petroleum industry practices under the same or similar circumstances, such operations are not technically feasible or cannot he conducted in a safe and prudent manner; (iii) such operations may unduly interfere with or delay Contractor’s Petroleum Operations, or may result in additional costs to the Contractor, (iv) such operations will have a detrimental effect on the proper performance of the Contractor’s Work Programme or (v) the objective is to drill to and/or test a horizon in which Contractor has made a Discovery or which Contractor has identified as being prospective or considered drilling to during the Exploration Period on the Contract Arca.

9.3                                 Subject to Article 9.2, during the Exploration Period GNPC may, at its sole risk and expense, require Contractor to continue drilling to penetrate and test horizons deeper than those contained in the Work Programme of Contractor or required under Article 4. Subject to Article 9.2, GNPC may also ask the Contractor to test a zone or zones, at GNPC’s sole risk and expense, which Contractor has not included in or previously conducted tests in Contractor’s test programme. Notice of this shall be given to Contractor in writing as early as possible prior to or during the drilling of an Exploration Well, but in any case, not after Contractor has begun operations to complete or abandon the well.

9.4                                 Upon receipt of a notice from GNPC under Article 9.3, Contractor shall promptly notify GNPC of the estimated cash requirements to conduct the Sole Risk Operation on GNPC’s behalf; and shall provide GNPC a copy of such estimate. GNPC shall make financial arrangements satisfactory to the Contractor, failing which GNPC shall promptly pay such cash advance to Contractor in US Dollars in immediately available funds to the bank account designated by Contractor. If Contractor does not receive GNPC’s cash advance payment in full within seven (7) days (if the proposed Sole Risk Operation will not be conducted before the end of such seven (7) day period) or within seventy-two (72) hours (if the drilling rig and other services, equipment and Subcontractors used in the drilling of the Exploration Well are on location waiting to commence the Sole Risk Operation), GNPC shall lose and no longer have the right to conduct such Sole Risk Operation and in such event Contractor shall have the right thereafter to conduct additional operations or plug and abandon such well. Regardless of the cash advance made by GNPC to Contractor, it is understood that GNPC shall bear and pay the entire cost, risk and expense of all expenditures, obligations and liabilities incurred by the Contractor in conducting the Sole Risk Operation. Contractor shall not be required to use any of its own funds to pay any cost and expense of the Sole Risk Operation. Contractor shall not be obliged to commence or continue a Sole Risk Operation until satisfactory financial arrangements have been made or advance payment from GNPC received in full, as the case may be.

9.5                                 Stand-by costs incurred for the drilling rig and other services, equipment and Subcontractors used in the drilling of the Exploration Well, pending receipt of GNPC’s payment of the cash advance to Contractor or any response from GNPC, shall be borne and paid by GNPC.

9.6                                 At any time before commencing a Sole Risk Operation, Contractor may elect to include the proposed Sole Risk Operation in its own Exploration Operations, in which case any resulting Discovery shall not be subject to or affected by the provisions of this Article 9.

9.7                                 The computation of liabilities and expenses incurred in a Sole Risk Operation, including the liabilities and expenses of Contractor for conducting such operations, shall be made in accordance with the principles set out in the Accounting Guide.

9.8                                 Where any Sole Risk Operation for deeper drilling results in a Discovery, GNPC shall, subject to Article 9.2, have the right at its sole cost, risk and expense to develop, produce and dispose of all Petroleum from that deeper horizon; provided, however, Contractor has the optional right to appraise and/or develop, as the case may be, the Discovery for its account under the terms of this Agreement if it so elects by notice to GNPC within a period of sixty (60) days after the date of such Discovery. In such case, Contractor shall reimburse GNPC for all expenses incurred by GNPC in connection with such Sole Risk Operations, and shall make satisfactory arrangements with GNPC for the payment of a premium equivalent to five hundred per cent (500%) or such expenses. Contractor shall, after reimbursing GNPC for all costs associated with its Sole Risk deeper drilling in said well, have the right to include Petroleum production from that well in its total production for the purposes of establishing a Commercial Discovery subject to and in accordance with Article 8.17 and Article 8.18, and if a Commercial Discovery is subsequently established, to develop, produce and dispose of the Petroleum in accordance with the provisions of this Agreement.

9.9                                 Subject to Article 9.2, GNPC shall have the right at its sole cost, risk and expense, to drill not more than two (2) wells within an area that Contractor intends to relinquish or no longer finds prospective; provided, that the Sole Risk Operation intended to be done by GNPC had not previously been scheduled for a work programme to be performed by a Contractor. Such area shall be of reasonable size in view of the geologic prospect defined by GNPC.

9.10                           In exercise of such right, GNPC must take reasonable steps to have access to all information and data related to the intended Sole Risk Operation for drilling.

9.11                           Based on GNPC’s assessment of such data/information, GNPC shall prepare and submit to a specially convened meeting of the MC for its review, a reasonably detailed prospect study including a budget and estimated cost and an indication of GNPC’s tentative plan for drilling the prospect.

9.12                           At any time before commencing a Sole Risk operation, Contractor may elect to include the proposed Sole Risk Operation in its own Exploration Operations in which case any resulting Discovery shall not be affected by the provisions of this Article 9.

9.13                           If the JMC is not unanimous in its decision, the Contractor shall have sixty (60) days to review such proposal and data after which period the Parties will convene another JMC meeting within fourteen (14) days to agree on the inclusion or not of the proposal in the Contractor’s Work Programme.

9.14                           If the JMC is not unanimous in agreeing to include such proposal in the Contractor’s Work Programme, the JMC shall refer the matter for resolution by the Minister of Energy. The Minister shall seek to resolve the matter by consultation and negotiations with the Parties. In the event that no agreement is reached within thirty (30) days after the date of referral to the Minister, the Contractor shall relinquish the prospect area for GNPC’s Sole Risk Operation for drilling; provided, however, if GNPC has not commenced actual drilling operations within one hundred eighty (180) days from the date of such relinquishment by Contractor, GNPC shall lose the right to conduct such proposed Sole Risk drilling and the area relinquished by Contractor or shall be returned to and become a part of the Contract Area. If GNPC still desires to drill the proposed prospect as a Sole Risk Operation, GNPC shall be required to make the proposal again in accordance with Articles 9.10 through 9.15, inclusive.

9.15                           Where GNPC’s Sole Risk Operation for drilling results in a Discovery, Contractor shall have the right to appraise and/or develop, as the case may be, the Discovery for its account under the terms of this Agreement if it so elects within a period of sixty (60) days after such Discovery. In such case, Contractor shall reimburse GNPC for all expenses incurred by GNPC in connection with the sole risk drilling that made the Discovery, and shall make satisfactory arrangements with GNPC for the payment of a premium equivalent to seven hundred percent (700%) of such expenses. In such event, the area shall be returned to and be part of the Contract Area and thereafter subject to the terms of this Agreement as before the relinquishment by Contractor.

9.16                           If Contractor does not exercise the option to appraise and/or develop a Sole Risk Discovery for its account pursuant to Article 9.8 or Article 9.16 above, then subject to and in accordance with Article 8.17 and Article 8.18, if Contractor does not propose additional evaluations, including Exploration work or studies, that are or may be planned in order to determine whether subsequent appraisal is warranted or that the Discovery is commercial, Contractor, shall relinquish the Discovery Area and/or shallower or deeper horizon, as the case may be, and in the event of such relinquishment, GNPC shall have a 100% undivided interest in such Discovery. In pursuance of the objective of achieving efficiency and viability in the development of Ghana’s petroleum resources, the Parties shall proceed in good faith to negotiate a technically feasible joint development of their respective discoveries for mutual benefit, in accordance with accepted international petroleum industry practice.

9.17                           Where GNPC’s Sole Risk drilling results in a Discovery and upon appraisal the limits of the field are determined to extend beyond the area into the Contractor’s retained area, the Parties shall proceed to undertake unitisation in accordance with accepted international petroleum industry practices under the same or similar circumstances.

9.18                           Sole Risk Operations shall not extend the Exploration Period nor the term of this Agreement and Contractor shall complete any agreed program of work commenced by it under this Article at GNPC’s sole risk, and subject to such provisions hereof as the Parties shall then agree, even though the Exploration Period as defined in Article 3 or the term of this Agreement may have expired.

9.19                           GNPC shall indemnify and hold harmless Contractor against all costs, liabilities, actions, claims, demands and proceedings whatsoever brought by any third party or the State, arising out of or in connection with Sole Risk Operations, unless such actions, claims, demands and proceedings are caused by Contractor’s Gross Negligence; provided, that under no circumstances shall Contractor be liable for consequential loss (including but not limited to loss of profit or loss of production).

ARTICLE 10

SHARING OF PETROLEUM

10.1                      Gross Production of Petroleum from each Development and Production Area shall (subject to a Calendar Year adjustment developed under the provisions of Article 10.7) be distributed amongst the Parties as follows:

a)                                      Seven and one half percent (7 1/2%)of the Gross Production of Crude Oil shall be delivered to the State as royalty, pursuant to the provisions of the Petroleum Law and the Petroleum Income Tax Law 1987; provided, that if all or any part of the accumulation of Crude Oil within such Area is located in water depths of two hundred (200) meters, (six hundred and fifty six (656) feet) or more, the rate of royalty for Crude Oil shall be five per cent (5%); and provided further that the rate of royalty for any Crude Oil having an API gravity of less than twenty (20) shall he five per cent (5%). The rate of royalty on the Gross Production of Natural Gas shall be five per cent (5%). Upon notice to Contractor, the State shall have the right to elect to receive cash in lieu of its royalty share of Crude Oil. The State’s notice shall be given to Contractor at least ninety (90) days in advance of each Quarter or other period to be established pursuant to the provisions of Article 10.7. In such case, said share of Crude Oil shall be delivered to Contractor and it shall pay to the State the value of said share in cash at the relevant weighted average Market Price for the relevant Quarter (or period) as determined in accordance with Article 11.7;

b)                                     The State’s “AOE” (as hereinafter defined) share of Petroleum, if any, shall be levied in accordance with the Petroleum Law and the Petroleum Income Tax Law 1987 and shall be distributed to the State treasury out of the Contractor’s share of Petroleum determined under Article 10.1 (d). The State shall also have the right to elect to receive cash in lieu of the AOE share of Petroleum accorded to it pursuant to Article 10.2. Notification of said election shall be given in the same notice in which the State notifies Contractor of its election to receive cash in lieu of Petroleum under Article 10.2(a). In such case, said share of Petroleum shall be delivered to Contractor and it shall pay to the State the value of said share in cash at the relevant weighted average Market Price for the relevant period as determined in accordance with Article 11.7 for Crude Oil and the price (value) for Natural Gas as determined under Article 14.20;

c)                                      After distribution of such amounts of Petroleum as are required pursuant to Article 10.1(a) an amount of Petroleum, if any, shall be delivered to GNPC to the extent it is entitled for Sole Risk Operations under Article 9.

d)                                     After distribution of such amounts of Petroleum as are required pursuant to Article 10.1(a) and (c) above, the remaining Petroleum produced from each Development and Production Area shall be distributed to Contractor and, subject to (e) below, to GNPC on the basis of their respective Participating Interests in accordance with Article 2.4, 2.6 and 2.8.

e)                                      In the event that GNPC has failed to pay any amounts due to Contractor pursuant to Article 15.2 in this Agreement (such amounts together with interest thereon in accordance with Article 26.6 being hereinafter called “default amounts”) and for so long as any such default amounts remain unrecovered by Contractor, an amount of Petroleum shall be delivered to GNPC sufficient in value to reimburse it for its share of Production Costs paid by it to that date, until such share of Production Costs has been fully reimbursed to it, after which a volume of Petroleum shall be delivered to Contractor equivalent in value to the outstanding amounts of the aforesaid default amounts until such default amounts are fully recovered by Contractor. The value of the Crude Oil for the purpose of this Article 10 shall be at the weighted average Market Price determined pursuant to Article 11.7. The value of Natural Gas for the purpose of this Article 10 shall be determined pursuant to Article 14.20.

10.2                           At any time the State shall be entitled to a portion of Contractor’s share of Petroleum then being produced from each separate Development and Production Area (hereinafter referred to as “Additional Oil Entitlements” or “AOE”) on the basis of the after Royalty, after-tax inflation-adjusted Rate of Return (“ROR”) which Contractor has achieved with respect to such Development and Production Area as of that time. Contractor’s ROR shall be calculated on its NCF and shall be determined separately for each Development and Production Area at the end of each Calendar Year in accordance with the following computation:

a)             Definitions:

“NCF” means Contractor’s net cash flow which shall he calculated for each Calendar Year from the Effective Date of this Agreement and which shall be computed in accordance with the following formula:

NCF = x-y-z

where:

“x” equals all revenues (if any) received during such Calendar Year by Contractor from the Development and Production Area, including an amount computed by multiplying the amount of Petroleum taken by Contractor during such Calendar Year in accordance with Article 10.1 (d) and (e) (if any) excluding such Petroleum taken by Contractor for payment of advances and interest in respect of Petroleum Costs incurred by Contractor on GNPC’s behalf, and default amounts as defined in Article 10.1 (e) by the weighted average Market Price applicable to Crude Oil and the value applicable to Natural Gas (determined under Article 14.20) during the Calendar Year when lifted or sold (as applicable), plus any other proceeds specified in the Accounting Guide received by Contractor, including, without limitation, the proceeds from the sale of any assets to which Contractor continues to have title. For the avoidance of doubt, “x” shall not include revenues from royalty or AOE Petroleum delivered to Contractor because the State has elected to receive cash in lieu or which is Petroleum lifted or sold by Contractor which is part of another Party’s entitlement (e.g. Petroleum purchased by Contractor from GNPC or the State); but shall include revenues from Petroleum owned by Contractor but lifted by or sold to another Party (e.g. Crude Oil purchased by GNPC or the State from Contractor).

“y” equals the income tax paid by the Contractor to the State with respect to the Calendar Year in respect of the Development and Production Area. If there are two (2) or more Development and Production Areas, the total income tax paid by Contractor in accordance with the Petroleum Income Tax Law 1987 shall for purposes of this calculation be allocated to the Development and Production Area on the basis of hypothetical tax calculations for the separate Development and Production Areas. The hypothetical tax calculation for each Development and Production Area shall be determined by allocating the total amount of tax incurred for each Calendar Year by Contractor under the Petroleum Income Tax Law to each Development and Production Area based on the ratio that the chargeable income from a given Development and Production Area bears to the total chargeable income of Contractor. The chargeable income of Contractor is determined under section 2 of the Petroleum Income Tax Law and the chargeable income of a Development and Production Area shall be calculated by deducting from the gross income derived from or allocated to that Area those expenses deductible under section 3 of the Petroleum Income Tax Law which are directly attributable to that Area as well as those expenses deductible under the said section 3 which are not attributable to any Development and Production Area where the Development and Production in question had the earliest Date of Commencement of Commercial Production. A negative chargeable income for an Area shall be treated as zero for purposes of this allocation and not more (or less) than the total income tax paid by Contractor shall be allocated between the areas.

“z” equals all Petroleum Costs specified in the Accounting Guide and expended by Contractor during such Calendar Year or in the case of abandonment cost accrued in respect of such Calendar Year pursuant to Article 12.9(b) which are directly attributable or retrospectively deemed attributable to the Development and Production Area, including any Petroleum Costs paid by Contractor on GNPC’s behalf, and not reimbursed by GNPC within the Calendar Year, provided that all Petroleum Costs for Exploration Operations not directly attributable to a specific Development and Production Area shall for purposes of this calculation be allocated to the Development and Production Area having the earliest Date of Commencement of Commercial Production; and provided further that for the purpose of the ROR calculation, Petroleum Costs shall not include any amounts in respect of interest on loans obtained for the purposes of carrying out Petroleum Operations.

For the avoidance of doubt, where Petroleum Costs are expended before the first Date of Commencement of Commercial Production, the NCF computation shall nonetheless be made for each such Calendar Year and once a Development and Production Area is delineated, costs directly attributable to such Area as well as Exploration Costs not attributable to any other Area shall be retrospectively deemed allocated to the Development and Production Area having the first Date of Commencement of Commercial Production; provided that where, after the delineation of such Development and Production Area but before its Date of Commencement of Commercial Production, another Development and Production Area is delineated, Contractor may elect either to maintain the original retrospective allocation or reallocate those Exploration Costs attributable to the new Development and Production Area to such new area.

“FAn”, “SAn” and “TAn” means First Account, Second Account and Third Account, respectively, and represent amounts as of the last day of the Calendar Year in question as determined by the formulae in (b) below.

“FAn-1”, “SAn-1” and “TAn-1”, respectively, mean the lesser of (i) the FAn, SAn, TAn, as the case may be, as of the last day of the Calendar Year immediately preceding the Calendar Year in question, or (ii) zero. Stated otherwise, FAn-1 shall equal FAn, as of the last day of the Calendar Year immediately preceding the Calendar Year in question if such FAn, was a negative number, but shall equal zero if such FAn, was a positive number.

Likewise, SAn-1 shall equal SAn as of the last day of the Calendar Year immediately preceding the Calendar Year in question if such SAn was a negative number, but shall equal zero if such SAn was a positive number.

Likewise TAn-1 shall equal TAn as of the last day of the Calendar Year immediately preceding the Calendar Year in question if such TAn was a negative number, but shall equal zero if such TAn was a positive number. In the ROR calculation for the first Calendar Year of Petroleum Operations, FAn-1 ,  SAn-1 , TAn-1 shall be zero.

“i” for the Calendar Year in question equals one (1) subtracted from the quotient of the United States Industrial Goods Wholesale Price Index (“USIGWPI) for the Calendar Year second preceding the Calendar Year in question (e.g. use August data for October’s computation) as first reported in the International Financial statistics of the International Monetary Fund, divided by the USIGWPI for the same second preceding Calendar Year of the immediately preceding Calendar Year as first reported in the International Financial Statistics of the International Monetary Fund. If the USIGWPI ceases to be published, a substitute U.S. Dollar-based price index shall be used.

“n” refers to the nth Calendar Year in question.

“n- I” refers to the Calendar Year immediately preceding the nth Calendar Year

b)             Formulae:

FAn = (FAn-1 (1 + 0.25 + i)) + NCF

SAn = (SAn-1 (1 + 0.30 + i)) + NCF

In the calculation of SAn an amount shall be subtracted from NCF identical to the value of any AOE which would be due to the State if reference were made hereunder only to the FAn,

TAn = (TAn-1 (1 + 0.40 + i)) + NCF

In the calculation of TAn an amount shall be subtracted from NCF identical to the value of any AOE which would be due to the State if reference were made hereunder only to the FAn and SAn.

c)              Prospective Application:

The State’s AOE measured in Barrels of Crude Oil or MMBTU as applicable will be as follows:

i)                 If FAn, SAn, and TAn are all negative, the State’s AOE for the Calendar Year in question shall be zero;

ii)              If FAn is positive and SAn and TAn are all negative, the State’s AOE for the Calendar Year in question shall be equal to the absolute amount resulting from the following monetary calculation:

7.5% of the FAn for that Calendar Year divided by the weighted average Market Price of Crude Oil as determined in accordance with Article 11.7 for Crude Oil and the weighted average price of Natural Gas for the Calendar Year determined in accordance with Article 14.20.

iii)           If both FAn, and SAn are positive, but TAn is negative, the State’s AOE for the Calendar Year in question shall be equal to an absolute amount resulting from the following monetary calculation:

The aggregate of 7.5% of FAn for that Calendar Year plus I5% of the SAn for that Calendar Year all divided by the weighted average Market Price of Crude Oil as determined in accordance with Article 11.7 for Crude Oil and the weighted average price of Natural Gas for the Calendar Year determined in accordance with Article 14.20.

iv)          If FAn, SAn and TAn, are all positive the State’s AOE for the Calendar Year in question shall be equal to the absolute amount resulting from the following monetary calculation:

The aggregate of 7.5% of the FAn for that Calendar Year plus 15% of the SAn for that Calendar Year, plus 25% of the TAn for that Calendar Year, all divided by the weighted average Market Price Crude Oil as determined in accordance with Article 11.7 and the weighted average price of Natural Gas for the Calendar Year determined in accordance with Article 14.20.

d)                                     The AOE calculations shall be made in U.S. Dollars with all non-dollar expenditures converted to U.S. Dollars in accordance with Section 1.3.5 of the Accounting Guide. When the AOE calculation cannot be definitively made because of disagreement on the price of Petroleum to use or any other factor in the formulae, then a provisional AOE calculation shall be made on the basis of best estimates of such factors, and such provisional calculation shall be subject to correction and revision upon the conclusive determination of such factors, and appropriate retroactive adjustments shall be made.

e)                                      The AOE shall be calculated on a Calendar Year basis, with the AOE to be paid commencing with the first Calendar Year following the Calendar Year in which the FAn, SAn and TAn, (as applicable) becomes positive. Because the precise amount of the AOE for a Calendar Year cannot be determined with certainty until after the end of that Calendar year, deliveries (or payments in lieu) of the AOE with respect to a Calendar Year shall be made during such Calendar Year based upon the Contractor’s good faith estimates of the amounts owing, with any adjustments following the end of the Calendar Year to be settled pursuant to the procedures agreed to pursuant to Article 10.7. The Contractor of the annual tax return shall make final calculations of the AOE within thirty (30) days following the filing for such Calendar year pursuant to the Petroleum Income Tax Law, and the amount of the AOE shall be appropriately adjusted in the event of a subsequent adjustment of the amount of tax owing on such term.

10.3                           GNPC shall act as agent for the State in the collection of all Petroleum or money accruing to the State under this Article and delivery or payment to GNPC by Contractor shall discharge Contractor’s liability to deliver the share of the State.

10.4                           The State or GNPC, may elect, in accordance with terms and conditions to be mutually agreed by the Parties, that all or part of the Crude Oil to be distributed to the State or to GNPC pursuant to this Article 10 shall be sold and delivered by the State or GNPC to Contractor or its Affiliate for use and disposal; and in such case, Contractor or its Affiliate shall pay to the State or to GNPC, as the case may be, the weighted average Market Price for any Crude Oil so sold and delivered. Market Price of Crude Oil, for purposes of this Article 10.4, shall be determined in the manner specified in Article 11.7.

10.5                           Except as otherwise provided in this Agreement, GNPC’s and Contractor’s respective right and entitlement to the volume of Gross Production of Petroleum at the first metering or fiscalization point shall be shared according to Articles 2.4 and 2.7. Ownership and risk of loss of all Petroleum lifted or sold by Contractor or GNPC shall pass to Contractor or GNPC, as the case may be, after the custody transfer at the fiscal metering skid at the outlet flange (“Delivery Point”) of the marine terminal or other storage or holding facility or pipeline for loading into tankers or other transportation equipment referred to in Article 11.1.

10.6                           Subject to the provisions of Article 15 hereof, Contractor shall have the right to freely export and dispose of all the Petroleum allocated and/or delivered to it pursuant to this Agreement.

10.7                           The Parties shall through consultation enter into supplementary agreements concerning Crude Oil lifting procedures, lifting and tanker schedules, loading conditions, Crude Oil metering, and the settlement of lifting imbalances, if any, among the Parties at the end of each Calendar Year. The Crude Oil to be distributed or otherwise made available to the Parties in each Quarter in accordance with the preceding provisions of this Article shall, insofar as possible, be in reasonably equal quarterly quantities.

10.8                           To assist in the making of the AOE calculation in accordance with Article 10.2, there is attached as Annex 3 to this Agreement a worked example of the calculation using hypothetical figures, rates and thresholds, for the purpose of illustration only.

ARTICLE 11

MEASUREMENT AND PRICING OF PETROLEUM

11.1                           Crude Oil shall be delivered by Contractor to storage tanks or other suitable holding facility constructed, maintained and operated in accordance with applicable laws and good international petroleum industry oilfield practice (e.g. American Petroleum Institute) under the same or similar circumstances. Crude Oil shall be metered or otherwise measured for quantity and tested for quality in such storage tanks or other facility for all purposes of this Agreement. Any Party may request that measurements and tests be done by an internationally recognised inspection company. Contractor shall arrange and pay for the conduct of any measurement, or test so requested, provided however, that in the case of (I) a test requested for quality purposes and (2) a test requested on metering (or measurement) devices where the test demonstrates that such devices are accurate within acceptable tolerances, the Party requesting the test shall reimburse Contractor for the costs associated with the test or tests.

11.2                           GNPC or its authorized agent shall have the right:

a)              To be present at and to observe such measurement of Crude Oil; and

b)             To examine and test whatever appliances are used by Contractor.

11.3                           In the event that GNPC considers Contractor’s methods of measurement to be inaccurate, GNPC shall notify Contractor to this effect and the Parties shall meet within ten (10) days of such notification to discuss the matter. If after thirty (30) days, the Parties cannot agree over the issue they shall refer for resolution under Article 24, the sole question of whether Contractor’s method of measuring Crude Oil is accurate. Retrospective adjustments to measurements shall be made where necessary to give effect to the decision rendered under Article 24.

11.4                           If, upon the examination or testing of appliances provided for in Article 11.2, any such appliances shall be discovered to be defective:

a)              Contractor shall take immediate steps to repair or replace such appliance; and

b)             Subject to the establishment of the contrary, such error shall be deemed to have existed for three (3) months or since the date of the last examination and testing, whichever occurred more recently.

11.5                           In the event that Contractor desires to adjust, repair or replace any measuring appliance, it shall give GNPC reasonable notice to enable GNPC or its authorized agent to be present.

11.6                           Contractor shall keep full and accurate accounts concerning all Petroleum measured as aforesaid and provide GNPC with copies thereof on a monthly basis, not later than ten (10) days after the end of each month.

11.7                           The Market Price for Crude Oil delivered to Contractor hereunder (“Market Price”) shall be established with respect to each lifting or other period as provided elsewhere as follows:

a)                   On Crude Oil sold by Contractor in “arm’s-length commercial transactions” (defined below), the Market Price shall be the price actually realized by Contractor on such sales;

b)                  On Crude Oil sold by Contractor not in an arm’s-length commercial transaction, on exports by Contractor without sale or on sales under Article 15.2, the Market Price shall be determined by reference to world Market Prices of comparable Crude Oils sold in arm’s-length transactions, and adjusted for oil quality and conditions of pricing, delivery and payment; provided that in the case of sales under Article 15.2 where such sales relate to part only of Contractor’s entitlement, prices actually realised by Contractor in sales of the balance of its proportionate share falling within Article 11.7(a) above shall be taken into account in determining Market Price;

c)                   Sales in “arm’s-length commercial transactions” shall mean sales to purchasers independent of the seller, which do not involve Crude Oil exchange or barter transactions, government to government transaction, sales directly or indirectly to Affiliates, or sales involving consideration other than payment in U.S. Dollar or currencies convertible thereto, or affected in whole or in part by considerations other than the usual economic incentives for commercial arm’s length Crude Oil sales;

d)                  The price of Crude Oil shall be expressed in U.S. Dollars per barrel, F.O.B. the Delivery Point by Contractor;

e)                   If the quality of Crude Oils produced from the Contract Area is different, Contractor may commingle such Crude Oils and the Market Price shall be determined by reference to such commingled stream.

11.8                           Contractor shall notify GNPC of the Market Price determined by it for its respective lifting during each Quarter not later than thirty (30) days after the end of that Quarter.

11.9                           If GNPC considers that the price notified by Contractor was not correctly determined in accordance with the provisions of Article 11.7, it shall so notify Contractor not later than thirty (30) days after notification by Contractor of such price, and GNPC and Contractor shall meet not later than twenty (20) days thereafter to resolve any differences of such Market Price.

11.10                     In the event that GNPC and Contractor fail to agree upon the commencement of meetings for that purpose, or if having met, cannot agree on the Applicable Market Price, the Market Price shall be referred for determination in accordance with Article 24 of this Agreement.

11.11                     Pending a determination under Article 11.10, the Market Price will be deemed to be the last Market Price agreed or determined, as the case may be, or if there has been no such previous agreement or determination, the price notified by Contractor for the lifting in question under Article 11.8. Should the determined price be different from that used in accordance with the foregoing then the difference plus interest at the Specified Rate shall be paid in cash or in Crude Oil by or to Contractor, as the case may be, within thirty (30) days of such determination.

ARTICLE 12

TAXATION AND OTHER IMPOSTS

12.1                           No tax, duty, fee or other impost (including VAT) shall be imposed by the State or any entity or Affiliate political subdivision on Contractor, its Subcontractors or its Affiliates in respect of activities related to Petroleum Operations and to the sale and export of Petroleum other than as provided in this Article.

12.2                           Contractor shall be subject to the following:

(i)                  Royalty as provided for in Articles 10 and 14.17(a);

(ii)               income Tax at the rate of thirty-five percent (35%), calculated in accordance with the Petroleum Income Tax Law 1987 (PNDC L.188) or at such lower rate as may be applicable under an amended Petroleum Income Tax Law;

(iii)            Additional Oil Entitlement as provided for in Article 10.2;

(iv)           Payments for rental of Government property, public lands or for the provisions of specific services requested by Contractor from State Affiliates; provided, however, that the rates charged Contractor for such rentals or services shall not exceed the rates charged to other members of the public who receive similar services or rentals;

(v)              Surface rentals payable to the State pursuant to Section 18 of the Petroleum Law per square kilometre of the Contract Area remaining at the beginning of each Calendar Year or upon the creation of a Development and Production Area, as the case may be, in the amounts as set forth below

Phase of Operation	Surface Rentals Per Annum

Initial Exploration Period	US $ 20 per sq. km.

1st Extension Period	US $ 25 per sq. km.

2nd Extension Period	US $ 30 per sq. km.

Development & Production Area	US $100 per sq. km.

Provided, that a pro-rata payment shall be made to cover the period from the Effective Date to the beginning of the first Calendar Year.

(vi)           Taxes, duties, fees or other imposts of a minor nature and amount excluding any that relate to the stamping and registration of this (1) Agreement, (2) any assignment of interest in this Agreement, or (3) any contract in respect of Petroleum Operations between Contractor and any Subcontractor.

12.3                           Save for withholding tax at a rate of five percent (5%) from the aggregate amount due to any Subcontractor if and when required by Section 27 (1) of the Petroleum Income Tax Law, Contractor shall not be obliged to withhold any amount in respect of tax from any sum due from Contractor to any Subcontractor. Notwithstanding the foregoing the withholding tax in respect of services provided to Contractor by an Affiliate of any company comprising Contractor shall be waived provided such services are charged at cost.

12.4                           Contractor shall not be liable for any export tax on Petroleum exported from Ghana and no duty or any other charge shall be levied on such exports. Vessels or other means of loading and transportation used in the export of Contractor’s Petroleum from Ghana shall not be liable for any tax, duty or other charge by reason of their use for that purpose.

12.5                           Subject to the local purchase obligations hereunder, Contractor and Subcontractors may import into Ghana all plant, equipment and materials to be used solely and exclusively in the conduct of Petroleum Operations without payment of customs and other duties, taxes, fees and charges on imports, save minor administrative charges;

PROVIDED THAT:

a)              GNPC shall have the right of first refusal for any item imported duty-free under this Article which is later sold in Ghana on condition that the Ghana Customs is notified about the intended sale; and

b)             Where GNPC does not exercise its right of purchase, Contractor may sell to any other person only subject to all import duty and taxes as if such items were being imported at the time of such sale; provided, however, that no duty or tax shall be levied if the purchaser could have imported the item sold free of duty or tax under an exemption similar to Contractor’s hereunder.

12.6                           Foreign National Employees of Contractor or its Affiliates, and of its Subcontractors, shall be permitted to import into Ghana free of import duty their personal and household effects in accordance with the Section 22.7 of PNDCL 64; provided, however, that no property imported by such employee shall be resold by such employee in Ghana except in accordance with Article 12.5.

12.7                           Subject to GNPC’s rights under Article 19, Contractor, Affiliates and Subcontractors and Foreign National Employees shall have the right to export from Ghana all previously imported items as defined. Such exports shall be exempt from all customs and other duties, taxes, fees and charges on exports, save minor administrative charges.

12.8                           The Ghana Income Tax law applicable generally to individuals who are not employed in the petroleum industry shall apply in the same fashion and at the same rates to employees of Contractor, its Affiliates and its Subcontractors; provided, however, that Foreign National Employees of Contractor, its Affiliates, and its Subcontractors

shall be exempt from the income tax and withholding tax liabilities if they are resident in Ghana for thirty (30) days or less in any Calendar Year.

12.9                           Pursuant to Part 1 section 3 (2) of the Petroleum Income Tax Law, the parties hereby confirm that in respect of Capital allowance deductions for the purposes of calculating chargeable income of the Contractor, GNPC shall make sufficient arrangements to ensure that the Contractor has the option to fully depreciate in five (5) years. The mode of calculation shall be in accordance with the Capital Allowances schedule annexed to the Petroleum Income Tax Law 1987 (PNDC L.188).

12.10                     GNPC shall submit to the appropriate State authorities for approval to enable the accrual of cost for abandonment as provided in Section 28 of the Petroleum Law within one (1) year of the Effective Date, to enable Contractor to have such cost allowed as deduction against chargeable income prior to abandonment, using the same method as described for a Petroleum Capital expenditure under the Petroleum Income Tax Law, five (5) years prior to abandonment or after fifty percent (50%) of the reserves are depleted, whichever comes later, based on estimates of abandonment cost (subject to adjustment to actuals).

12.11                     It is the intent of the Parties that payments by Contractor of tax levied by the Petroleum Income Tax Law qualify as creditable against the income tax liability of each company comprising Contractor in the jurisdiction of its or an Affiliate's incorporation and any other relevant jurisdiction. Should the fiscal authority involved determine that the Petroleum Income Tax does not impose a creditable tax, the Parties agree to negotiate in good faith with a view to establishing a creditable tax on the precondition that no adverse effect should occur to the economic rights of GNPC or the State.

12.12                     Contractor shall be entitled to economic and fiscal stability according to the rights and benefits as defined in this Agreement.

ARTICLE 13

FOREIGN EXCHANGE TRANSACTIONS

13.1                           Contractor shall, for the purpose of this Agreement, be entitled to receive, remit, keep and utilize freely abroad all the foreign currency obtained from the sales of the Petroleum assigned to it by this Agreement or purchased hereunder, or from transfers, as well as its own capital, receipts from loans and in general all assets thereby acquired abroad. Upon making adequate arrangements with regard to its commitment to conduct Petroleum Operations, Contractor shall be free to dispose of this foreign currency or assets as it deems fit.

13.2                           Contractor shall have the right to open and maintain in Ghana bank accounts in foreign currency and Ghanaian currency. No restriction shall be made on the import by Contractor in an authorized manner of funds assigned to the performance of the Petroleum. Operations and Contractor shall be entitled to purchase Ghanaian currency through authorized means, without discrimination, at the prevailing rate of exchange; provided, however, that such prevailing rate applicable to Contractor hereunder for all transactions for converting Ghanaian currency into U.S. Dollars, and vice versa, shall be at a buying or selling, as the case may be, rate of exchange not less favourable to Contractor than that quoted by the State or its foreign exchange control authority to any person or entity on the dates of such conversion (excepting those special rates provided by the State to certain defined groups for special, limited purposes).

13.3                           Contractor shall be entitled to convert in an authorized manner into foreign currencies of its choice funds imported by Contractor for the Petroleum Operations and held in Ghana which exceeds its local requirements at the prevailing rate of exchange referred to in Article 13.2 and remit and retain such foreign currencies outside Ghana.

13.4                           In the event of resale by Contractor or its Affiliate of Crude Oil purchased from the State or GNPC, the State or GNPC shall have the right to request payment for such sales of its share of production to Contractor or its Affiliate to be held in the foreign currency in which the resale transaction took place or in U.S. Dollars.

13.5                           Contractor shall have the right to make direct payments outside of Ghana from its home offices and elsewhere, to its Foreign National Employees, and to those of its Subcontractors and suppliers "not resident in Ghana" (as that term is defined in part IV, Division I, Section 160 of the Internal Revenue Act at 2000, Act 592) for wages, salaries, purchases of goods and performance of services, whether imported into Ghana or supplied or performed therein, for Petroleum Operations carried out hereunder, in accordance with the provisions of this Agreement, in respect of services performed within the framework of this Agreement. Such payments shall be considered as part of the costs incurred in Petroleum Operations. In the event of any changes in the location of Operator's home or other offices, Operator shall so notify GNPC and the State.

13.6                           All payments which this Agreement obligates Contractor to make to GNPC or the State, including income taxes, shall be made in U.S. Dollars, except as requested otherwise pursuant to Article 13.4 above. All payments shall be made by electronic transfer in immediately available funds to a bank to be designated by GNPC or the State, and reasonably accessible to Contractor by way of its being able to receive payments made by Contractor and give a confirmation of receipt thereof, or in such other manner as may be mutually agreed.

13.7                           All payments which this Agreement obligates either GNPC or the State to make to Contractor shall be made in U.S. Dollars. All payments shall be made by electronic transfer in immediately available funds to a commercial bank to be designated by Contractor, and reasonably accessible to GNPC or the State by way of its being able to receive payments made by GNPC or the State and give confirmation of receipt thereof, or in such other manner as may be mutually agreed.

ARTICLE 14

SPECIAL PROVISIONS FOR NATURAL GAS

PART 1 - GENERAL

14.1                           Contractor shall have the right to use Natural Gas produced from any Development and Production Area for Petroleum Operation within the Contract Area such as reinjection for pressure maintenance and/or power generation.

14.2                           Contractor shall have the right to flare Natural Gas:

a)              To the extent provided in an approved Development Plan;

b)             During production testing operations;

c)              When required for the safety of persons engaged in Petroleum Operations in accordance with international petroleum industry practice;

d)             Where reinjection is inadvisable from the point of view of good reservoir or petroleum engineering practice; or

e)              As otherwise authorized by the Minister.

14.3                           Contractor shall have the right to extract condensate and Natural Gas liquids for disposition under the provisions relating to Crude Oil. Residual Natural Gas remaining after the extraction of condensate and Natural Gas liquids is subject to the provisions of this Article.

PART II - ASSOCIATED GAS

14.4                           Based on the principle of full utilization of Associated Gas and without impediment to Crude Oil production, the Development Plan of each Development and Production Area shall include a plan of utilization for Associated Gas.

14.5                           If Contractor considers production processing and utilization of Associated Gas from any Development and Production Area to be non-economic, GNPC shall have the option to offtake such Associated Gas at the outlet flange of the gas-oil separator at its sole risk and cost for its own use and to that end the Development Plan proposed by Contractor shall include:

a)              A statement of the facilities necessary for the delivery to GNPC of such Associated Gas; and

b)             A plan for the reinjection of such Associated Gas into the reservoir.

14.6                 A.                     If GNPC elects to offtake Associated Gas under Article 14.5 above, GNPC shall pay for the cost of any additional facilities and any related production cost required for the delivery of the gas to GNPC, and/or for the reinjection of such Associated Gas for future delivery, provided that:

(i)             If Contractor subsequently wishes to participate in GNPC’s gas utilization programme, it shall reimburse GNPC for the costs of such facilities plus a premium of three hundred percent (300%); or

(ii)          If Contractor subsequently develops a gas utilization programme and requires the use of such facilities, Contractor shall pay GNPC an agreed fee for such use.

B.                       If Contractor considers that it may be economic to produce Associated Gas for sale, the provision of Articles 14.12, 14.13 and part IV below shall apply as to such Associated Gas.

C.                       The decision of GNPC as to whether or not to exercise the option provided for in Article 14.5 shall be made in a timely manner. In making any such decision and in its subsequent conduct GNPC shall not create obstacles to, or prevent or delay, the orderly start up or continuation of the production of crude oil as envisaged in Contractor’s plan of development.

PART III - NON-ASSOCIATED GAS

14.7                 Contractor shall notify the Minister in writing as soon as any Discovery of Non-Associated Gas is made in the Contract Area.

14.8                 As soon as possible after the technical evaluation of the test results of such Discovery is complete and in any event not later than one hundred eighty (180) days from the date of Discovery, Contractor shall by a further notice in writing to the Minister (the “Notice”) indicate whether in Contractor’s opinion the Discovery merits appraisal.

14.9                 Where Contractor’s Notice indicates that the Discovery does not at that time merit appraisal but may merit appraisal or additional evaluation at a later date during the Exploration Period or during the initial period under a new petroleum agreement made pursuant to Article 14.18A below, then Contractor need not submit a proposed Appraisal Programme at that time but instead shall indicate what other studies or evaluation may be warranted before an Appraisal Programme is undertaken. A timetable for such evaluation or study shall be agreed with the Minister and GNPC within one hundred and twenty (120) days of Contractor’s Notice in Article 14.18. Where Contractor’s Notice indicates that the Discovery will not merit appraisal at any time during the Exploration Period or during the initial period under a new petroleum agreement made pursuant to Article 14.18A, then GNPC may by notice to Contractor require Contractor to relinquish the rights to the Non-Associated Gas within that Discovery Area.

14.10           Where Contractor’s Notice indicates that the Discovery merits the drilling of one or more Appraisal Wells at that time, Contractor shall prepare and submit to the JMC the appropriate Appraisal Programme which programme shall be scheduled to be completed within two (2) years of the submission of the Notice to the Minister.

14.11           Not later than ninety (90) days from the date on which the Appraisal Programme relating to a Discovery is concluded, Contractor shall submit to the Minister a report containing the results of the Appraisal Programme. If the report concludes that the Discovery merits commercial assessment, Contractor shall notify the Minister within one hundred and eighty (180) days from the date on which the Appraisal Programme relating to the Discovery was completed of a programme of such assessment and shall conduct such programme during the rest of the Exploration Period and, if applicable, during the initial period under a new Petroleum Agreement made pursuant to Article 14.18. Notwithstanding the above, Contractor may also notify the Minister that commercial assessment of the Discovery is not warranted at that time but the Discovery may merit such assessment at a later date during the Exploration Period or during the initial period aforesaid. If Contractor so notifies the Minister, Contractor shall also indicate what other studies or evaluation may be warranted before a commercial assessment is undertaken.

14.12           The purpose of the commercial assessment shall be to study the uses to which production from the Discovery Area, separately or together with any Natural Gas referred to in Part Il of this Article 14, can be devoted and whether involving exports or domestic utilization. As part of the assessment, the Parties shall also pursue discussions on the required contractual arrangements for disposition of the Natural Gas to potential purchasers and/or consumers of the Natural Gas, without prejudice to Contractor’s right to conduct separate discussions on behalf of the Parties on sales and other contractual arrangements with any potential buyer, transporter or other relevant entity.

14.13           Contractor may consult with the other Parties and may make appropriate representations proposing changes in the fiscal and other provisions of this Agreement which may, in the opinion of Contractor, affect the above determinations made pursuant to Articles 14.10 and 14.11. The other Parties may, where feasible and in the best interests of the Parties, agree to make such changes or modifications in the existing arrangements.

14.14           Nothing in this Part III of Article 14 shall be read or construed as requiring Contractor to relinquish any area:

i)                                         Which constitutes or forms part of another Discovery Area in respect of which Contractor has given to the Minister a separate notice indicating that such Discovery merits confirmation or commercial assessments;

ii)                                      Which Contractor has given the Minister a separate notice indicating that such Discovery is a Commercial Discovery; or

iii)                                   Which constitutes or forms part of a Development and Production Area.

PART IV - NATURAL GAS PROJECTS

14.15   If at any time during the commercial assessment Contractor informs the Minister in writing that the Natural Gas Discovery can be produced commercially, it shall as soon as reasonably possible thereafter submit to the Minister and to GNPC its proposals relating to the development of the Discovery in accordance with Article 8.

14.16   If at any time during the commercial assessment Contractor has identified a market in Ghana for the reserves of Associated and/or Non-Associated Gas or any part thereof that can be saved without prejudice to an export project, the Parties shall proceed in good faith to negotiate the appropriate contractual arrangements for the disposition of the Natural Gas. In the event of a domestic market for such Natural Gas, Contractor and GNPC shall negotiate in good faith on terms and price for the delivery into the domestic market of Contractor’s share of gas. The price and terms offered by GNPC for the Natural Gas shall be fair and reasonable taking into account among other things, the Contractor’s risk and cost of developing the Natural Gas and the uses which will be made of the Natural Gas. If the Parties are unable to reach agreement on the price and other terms as aforesaid within sixty (60) days of such negotiations commencing, or such longer period as the Contractor and GNPC may mutually agree, Contractor shall be free to dispose of such gas to one or more third parties on the terms, including price, which are more favourable than those offered by GNPC. GNPC and the State agree to co-operate with and facilitate any proposals for the creating of a market for Natural Gas or for accessing an existing Natural Gas market whether through export, through the supply of Natural Gas for power generation, conversion to liquids or otherwise.

14.17   In the event of a Discovery of Natural Gas in the Contract Area which is to be developed and commercially produced, the provisions of this Agreement in respect to interests, rights and obligations of the Parties regarding Crude Oil shall apply to Natural Gas, with the necessary changes in points of detail, except with respect to specific provisions in this Agreement concerning Natural Gas and different or additional provisions concerning Natural Gas which may be agreed by the Parties in the future.

a)        The system for the allocation of Natural Gas among the Parties shall follow the same general format as Article 10.1 provides for Crude Oil, with the exception that the royalty to be delivered to the State on Natural Gas shall be at the rate of five percent (5%) of the annual Gross Production of Natural Gas as an incentive to enhance the viability of a Natural Gas project on the basis herein provided for;

b)        The Parties recognize that projects for the development and production of Natural Gas are generally long-term in nature for both the project developers and the customers who purchase the Natural Gas. Substantial investments and dedication of facilities require long-term commitments on both sides. This

Agreement, being for a specific term of years, may not cover the length of time for which customers in given cases will require commitments on the part of the Parties to this Agreement to deliver their respective shares of the output. Accordingly the Parties agree to consider undertaking such commitments where reasonably required for the efficient and viable development of a Natural Gas project. It is recognized that, unless otherwise agreed by the Parties hereto, Contractor will have no right or interest in the project or the Natural Gas produced and delivered after this Agreement has expired unless a petroleum agreement pursuant to Article 14.18(A) has been entered into;

c)        In the event that Contractor or an Affiliate decides to construct facilities to receive Natural Gas from the Development and Production Area for further processing or for use as a feedstock or fuel in order to convert such a Natural Gas into one or more commercially marketable products, the Contractor shall be entitled to pay GNPC or the State for such gas the price, if any, paid by the State or GNPC under Article 14.16;

d)        The Parties will consider collaboration in obtaining any common external financing available for Natural Gas processing or Natural Gas utilization facilities, including project financing; however, each Party shall remain free to finance externally its share of such facilities to the extent it prefers to do so.

14.18   A.       Where Contractor has, during the continuance of the Exploration Period, made a Discovery of Non-Associated Gas; but has not before the end of the Exploration Period declared that Discovery to be a Commercial Discovery, the State and GNPC will, if Contractor so requests, enter into a new petroleum agreement with Contractor in respect of the Discovery Area to which that Discovery relates.

B.        The State and GNPC shall not be under any obligation to enter into an agreement pursuant to Article 14.18(A) unless before the end of the Exploration Period Contractor has carried out an Appraisal Program in respect of that Discovery pursuant to Article 14.10 and submitted to the Minister a report thereon pursuant to Article 14.11, or has notified the Minister of reasonable arrangements to undertake and complete such an Appraisal Program during the period provided for in Article 14.18 (C) (i) below.

C.        The petroleum agreement entered into pursuant to Article 14.18(A):

i)         Shall, unless the Discovery in respect of which the Agreement has been made is declared by Contractor to be a Commercial Discovery, continue in force for an initial period not exceeding five (5) years;

ii)        Shall in the event that the Discovery is declared by Contractor to a be Commercial Discovery:

a)        Continue in force for an aggregate period not exceeding thirty (30) years;

b)        Include, or be deemed to include, all the provisions which, mutatis mutandis, would have applied to a Commercial Discovery of Non-Associated Gas pursuant to Article 14.17 if Contractor had declared such Discovery to be a Commercial Discovery under this Agreement;

iii)       Shall contain in respect of the initial period or of any renewal period details of the evaluations or studies which Contractor proposes to undertake in order to determine or keep under review the commerciality of the Discovery.

iv)       Shall confer on GNPC pre-emptive rights in respect of the Gas contained in the reservoir to which the Discovery relates substantially in the form of the provisions hereinafter set out in Article 14.18(D).

D.       Where Contractor has not declared the Discovery to be a Commercial Discovery, if GNPC has identified a market for the Gas contained in the reservoir to which the Discovery relates, or any part thereof, it may at any time during the initial period or the aggregate period referred to in Article 14.18C(ii)(a) above serve on Contractor a notice giving particulars of the quantities of Natural Gas required to serve that market and the price offered; and on the basis of the procedure detailed in Article 9, exercise the right referred to in Article 14.18C(iv) above.

PART V - VALUE OF NATURAL GAS

14.19   For the purposes of calculating the State’s 5% royalty share on Natural Gas, if the State elects to take its royalty on Natural Gas in cash, the value of such Natural Gas shall be the actual realised price received by the Contractor, less, transportation, compression and marketing costs.

14.20   Notwithstanding Articles 14.16 and 14.19 above, in view of the fact that it is the desire of GNPC that the AOE’s levied for Crude Oil and Natural Gas are identical, GNPC, the Minister and Contractor shall use their best efforts to ensure that the value of the Natural Gas expressed in British Thermal Units (BTU), shall not be less than the value of the thermal equivalent of the mean average price for the applicable Calendar Year, as the case may be, of a marker crude oil quoted daily by Platt’s Oilgram in the London, England futures market; provided, however, if a valuation is required hereunder on a Monthly basis, the mean average price of such crude oil for three months shall be used, such months being the one previous, the current and the succeeding.

ARTICLE 15

DOMESTIC SUPPLY REQUIREMENTS (CRUDE OIL)

15.1     Crude Oil for consumption in Ghana (in this Article called the “Domestic Supply Requirement”) shall be supplied at the Delivery Point, to the extent possible, by the State and GNPC from their respective entitlements under this Agreement and under any other agreement for the production of Crude Oil in Ghana.

15.2     In the event that Crude Oil available to the State pursuant to Article 15.1 is insufficient to fulfil the Domestic Supply Requirement, Contractor shall be, upon notice from the State be obliged, together with any third parties which produce Crude Oil in Ghana, to supply a volume of Crude Oil to be used for such Domestic Supply Requirements, calculated on the basis of the ratio of Contractor’s entitlement to Crude Oil under Article 10.1(d) to the entitlements of all such third parties providing Crude Oil in Ghana, and provided that Contractor’s obligation to supply Crude Oil for purposes of meeting the Domestic Supply Requirement shall not exceed twenty-five percent (25%) of the total of Contractor’s entitlement of Gross Production of Crude Oil after deduction of the State’s royalty under this Agreement. The Domestic Supply Requirement shall take effect on the earlier of:

(i)      The date on which Contractor is free from any pre-existing contractual obligations; and

(ii)     Six (6) months from the date of the State’s notice.

If the State requires such Crude Oil sooner, Contractor shall only be obligated to supply such quantity of Crude Oil as and when it becomes available on expiry of pre-existing contract(s). Contractor shall not enter into any contractual obligations for the sole purpose of precluding such Domestic Supply Requirement. If the State has reason to believe that this has occurred, GNPC or the Minister shall notify Contractor that the matter is in dispute and the issue shall be referred for resolution in accordance with Article 24.

The State shall purchase any Crude Oil supplied by Contractor pursuant to this Article at a price which matches the weighted average Market Price determined under Article 11.7 for the Month of delivery. The State shall pay such prices in accordance with Article 13.7 within thirty (30) days after receipt of Contractor’s invoice, failing which Contractor’s obligations in respect of the Domestic Supply Requirement under this Article 15 shall be suspended until payment is made good, at which time deliveries shall be resumed, subject to any alternative commitments that may have been reasonably entered into by Contractor to dispose of the Domestic Supply Requirement during the period of default in payment. Contractor shall recover any amount due and unpaid by State, plus interest at the interest rate defined in Article 26.6, from GNPC’s share of Crude Oil as provided in Article 10.1(e).

ARTICLE 16

INFORMATION AND REPORTS: CONFIDENTIALITY

16.1     Contractor shall keep GNPC regularly and fully informed of Petroleum Operations being carried out by Contractor and provide GNPC with all information, data, (film, paper and digital forms), samples, interpretations and reports, produced in or as a result of such operations (including progress and completion reports), including, but not limited to the following:

(a)   Processed seismic data and interpretations thereof;

(b)   Well data, including but not limited to electric logs and other wireline surveys, and mud logging reports and logs, samples of cuttings and cores and analyses made therefrom;

(c)   Any reports prepared from drilling data or geological or geophysical data, including maps or illustrations derived therefrom;

(d)   Well testing and well completion reports;

(e)   Reports dealing with location surveys, seabed conditions and seafloor hazards and any other reports dealing with well, platform or pipeline locations;

(f)    Reservoir investigations and estimates regarding reserves, field limits and economic evaluations relating to future operations;

(g)   Daily (during drilling and seismic operations), weekly, monthly and other regular reports on Petroleum Operations;

(h)   Comprehensive final reports upon the completion of each specific project or operation;

(i)    Contingency programs and reports on safety and accidents; and

(j)    Procurement plans, subcontracts and contracts for the provision of services to Contractor.

Certain of the above data shall be provided on film, paper and in digital format as indicated by GNPC. In respect of the reports, one (1) diskette copy on an agreed compatible format shall be submitted in addition to the paper copies.

16.2     Contractor shall have the right to retain for its own use in connection with the conduct of Petroleum Operations under this Agreement copies of data, well logs, maps, magnetic tapes, other geological and geophysical information, portions of core samples and copies of reports, studies and analyses, referred to in Article 16.1.

16.3     Not later than ninety (90) days following the end of each Calendar Year, Contractor shall submit to GNPC a report covering Petroleum Operations performed in the Contract Area during such Calendar Year. Such report shall include, but not be limited to:

(a)     A statement of the number of Exploration Wells, Appraisal Wells and Development Wells drilled, the depth of each such well, and a map on which drilling locations are indicated;

(b)     A statement of any Petroleum encountered during Petroleum Operations, as well as a statement of any fresh water layers encountered and of any other minerals discovered;

(c)     A statement of the quantity of Petroleum produced and of all other minerals produced therewith from the same reservoir or deposit;

(d)     A summary of the nature and extent of all Exploration activities in the Contract Area;

(e)     A general summary of all Petroleum Operations in the Contract Area; and

(f)      A statement of the number of employees engaged in Petroleum Operations in Ghana, identified as Ghanaian or non-Ghanaian. Contractor will inform the latter that details as to nationality are required by GNPC and that Contractor is available to assist them to supply that information.

16.4     All data, information and reports, including interpretation and analysis supplied by Contractor required or produced pursuant to this Agreement, including without limitation, that described in Articles 16.1, 16.2 and 16.3, shall be treated as confidential and shall not be disclosed by any Party to any other person without the express written consent of the other Parties.

16.5     The provisions of Article 16.4 shall not prevent disclosure:

(a)   By GNPC or the State:

(i)      To any agency of the State or to any adviser or consultant to GNPC or the State; or

(ii)     For the purpose of obtaining a Petroleum Agreement in respect of any acreage adjacent to the Contract Area.

(b)   By Contractor:

i)       To its Affiliates, advisers or consultants;

ii)      To a bona fide potential assignee of all or part of Contractor’s interest hereunder, provided GNPC is given prior notice of such potential assignee;

iii)     To banks or other lending institutions for the purpose of seeking external financing of costs of the Petroleum Operations;

iv)     To non-Affiliates who shall provide services for the Petroleum Operations, including Subcontractors, vendors and other service contractors, where this is essential for their provision of such services, and provided GNPC is notified about such disclosure;

v)      To any governmental agencies for obtaining necessary rulings, permits, licenses and approvals, or as may be required by applicable law or financial stock exchange, accounting or reporting practices, and provided GNPC is notified about such disclosure; or

vi)     Such persons and for such purposes as the Joint Management Committee may permit from time to time.

(c)   By any Party:

(i)      To the extent necessary in any Arbitration Proceedings or proceedings before a Sole Expert or in proceedings before any court;

(ii)     With respect to such data, information and reports, which, through no fault of the disclosing Party, is in the public domain.

16.6     Any Party disclosing information or providing data to any third party under this Article shall require such persons to undertake the confidentiality of such data. Promptly after the Effective Date, the Parties shall agree upon a mutually acceptable international petroleum industry standard form of confidentiality agreement. Contractor shall require the execution of such agreement by a potential assignee prior to disclosure of such data; and shall provide copies of all such signed agreements to GNPC.

ARTICLE 17

INSPECTION, SAFETY AND ENVIRONMENTAL PROTECTION

17.1     The Minister and/or GNPC shall have the right of access to all sites and offices of Contractor and the right to inspect all buildings and installations used by Contractor relating to Petroleum Operations. Such inspections and audits shall take place in consultation with Contractor and at such times and in such manner as not unduly to interfere with the normal operations of Contractor.

17.2     Contractor shall take all necessary steps, in accordance with accepted petroleum industry practice, to perform activities pursuant to the Agreement in a safe manner and shall comply with all requirements of the Law of Ghana including labour, health safety and environmental regulations issued by the Ghana Environmental Protection Agency.

17.3     Contractor shall provide an effective and safe system for disposal of water and waste oil, oil base mud and cuttings in accordance with accepted international petroleum industry practice in the same or similar circumstances, and shall provide for the safe completion or abandonment of all boreholes and wells.

17.4     Contractor shall exercise its rights and carry out its responsibilities under this Contract in accordance with accepted international petroleum industry practice in the same or similar circumstances, and shall take steps in such manner in an effort to:

(a)     Result in minimum ecological damage or destruction;

(b)     Control the flow and prevent the escape or the avoidable waste of Petroleum discovered in or produced from the Contract Area;

(c)     Prevent damage to Petroleum-bearing strata;

(d)     Prevent the entrance of water through boreholes and wells to Petroleum-bearing strata, except for the purpose of secondary recovery;

(e)     Prevent damage to onshore lands and to trees, crops, buildings or other structures; and

(f)      Avoid any actions, which would endanger the health or safety of persons.

17.5     If Contractor’s failure to comply with the requirements of Article 17.4 results in the release of Petroleum or other materials on the seabed, in the sea, on land or in fresh water, or if Contractor’s operations result in any other form of pollution or otherwise cause harm to fresh water, marine, plant or animal life, Contractor shall, in accordance with accepted international petroleum industry practice in the same or similar circumstances, promptly take all necessary measures to control the pollution, to clean up Petroleum or released material, or to repair, to the maximum extent feasible, damage resulting from any such circumstances. If such release or pollution results directly from the Gross Negligence or wilful misconduct of Contractor, the cost of such cleanup and repair activities shall be borne by Contractor and shall not be included as Petroleum Cost under this Agreement.

17.6     Contractor shall notify GNPC immediately in the event of any emergency or major accident and shall take such action, as may be prescribed by GNPC’s emergency procedures and by accepted international petroleum industry practices in the same or similar circumstances.

17.7     If Contractor does not act promptly so as to control, clean up or repair any pollution or damage, GNPC may, after giving Contractor reasonable notice in the circumstances, take any actions which are necessary, in accordance with accepted international petroleum industry practice in the same or similar circumstances and the reasonable costs and expenses of such actions shall be borne by Contractor and shall, subject to Article 17.5 be included as Petroleum Costs.

ARTICLE 18

ACCOUNTING AND AUDITING

18.1                Contractor shall maintain, at its offices in Ghana, books of account and supporting records in the manner required by applicable law and generally accepted accounting principles used in the international petroleum industry and shall file reports, tax returns and any other documents and any other financial returns which are required by applicable law.

18.2                In addition to the books and reports required by Article 18.1 Contractor shall maintain, at its office in Ghana, a set of accounts and records relating to Petroleum Operations under this Agreement. Such accounts shall be kept in accordance with the requirements of the applicable law and generally accepted accounting principles used in the international petroleum industry.

18.3                The accounts required by Articles 18.1 and 18.2 shall be kept in United States Dollars.

18.4                Contractor will provide GNPC with quarterly summaries of the Petroleum Costs incurred under this Agreement.

18.5                GNPC shall review all financial statements submitted by the Contractor as required by this Agreement, and shall signify its provisional approval or disapproval of such statements in writing within ninety (90) days of receipt, failing which the financial statements as submitted by Contractor shall be deemed approved by GNPC; in the event that GNPC indicates its disapproval of any such statement, the Parties shall meet within fifteen (15) days of Contractor’s receipt of the notice of disapproval to review the matter. In the event that the matter cannot be resolved, any Party may refer it for resolution under Article 24.

18.6                Notwithstanding any provisional approval pursuant to Article 18.5 GNPC shall have the right at its sole expense and upon giving reasonable notice in writing to Contractor to audit the books and accounts of Contractor relating to Petroleum Operations within two (2) years from the submission by Contractor of any report of financial statement. GNPC shall not, in carrying out such audit, interfere unreasonably with the conduct of Petroleum Operations. Any such audit shall be undertaken by an independent international auditing firm and shall be completed within six (6) months after commencement, failing which, the books and accounts covering such period shall be deemed approved. Contractor shall provide all necessary facilities for auditors appointed hereunder by GNPC including working space and access to all relevant personnel, records, files and other materials.

If GNPC desires verification of charges from an Affiliate, Contractor shall at GNPC’s sole expense obtain for GNPC or its representatives an audit certificate to this purpose from the statutory auditors of the Affiliate concerned. Copies of audit reports shall be provided to the Contractor and GNPC. Any unresolved audit claim resulting from such audit, upon which Contractor and GNPC are unable to agree shall be submitted to the JMC for decision, which must be unanimous. In the event that a unanimous decision is not reached in respect of any audit claim, then such unresolved audit claim shall be submitted for resolution in accordance with Article 24. Subject to any adjustments resulting from such audits, Contractor’s accounts and financial statements shall be considered to be correct on expiry of a period of two (2) years from the date of their submission to GNPC, unless before the expiry of such two year period GNPC has notified Contractor in writing of any exceptions to such accounts and financial statements failing which they shall be deemed correct.

18.7                Nothing in this Article shall be read or construed as placing a limit on GNPC’s access to Contractor’s books and accounts in respect of matters arising under Article 23.4 (a).

ARTICLE 19

TITLE TO AND CONTROL OF GOODS AND EQUIPMENT

19.1                GNPC shall be the sole and unconditional owner of

(a)               Petroleum produced and recovered as a result of Petroleum Operations, except for such Petroleum as is distributed to the State and to Contractor pursuant to Article 10 or 14 hereof;

(b)              All physical assets, other than those to which Articles 19.3 or 19.4 apply, which are purchased, installed, constructed or used by Contractor in Petroleum Operations, as and from the time that:

i)                     The full cost thereof has been recovered by Contractor in accordance with the provisions of the Accounting Guide from its proportionate share of Petroleum revenues and any other revenues it receives in respect of Petroleum Operations; or

ii)                  This Agreement is terminated pursuant to Articles 23.4 and 23.5 and Contractor has not disposed of such assets prior to such termination, whichever occurs first.

19.2                Contractor shall have the use of the assets referred to in Article 19.1 (b) for purposes of its Petroleum Operations under this Agreement without payment; provided that Contractor shall remain liable for maintenance, insurance and other costs associated with such use in accordance with international petroleum industry practices in the same or similar circumstances.

19.3                Equipment or any other assets rented or leased by Contractor or owned by a Subcontractor which is imported into Ghana for use in Petroleum Operations and subsequently re-exported therefrom, which is of the type customarily leased for such use in accordance with international petroleum industry practice or which is otherwise not owned by Contractor shall not be transferred to GNPC. No equipment or assets owned or leased by a Subcontractor shall by reason of the provisions of this Article 19 be deemed to be transferred to GNPC.

19.4               Upon the termination of Petroleum Operations in any Area, Contractor shall give GNPC the option to acquire any movable and immovable assets owned by Contractor and used for such Petroleum Operations and not affected by the provisions of Article 19.1 (b) at a reasonable and mutually agreed price, always provided that Contractor does not require such assets for Contractor’s Petroleum Operations in the Contract Area.

19.5               All assets, which are not affected by Article 19.1(b) nor subject to Articles 19.4 or 19.5 above, and all Subcontractor equipment, may be freely exported by Contractor or its Subcontractor, respectively, at its discretion.

19.6                Nothing in this Article 19 shall prevent the Parties from entering into arrangements in respect of assets that are jointly owned under this Agreement in which the Parties share in the revenues or other benefits arising out of the use of such assets by other Parties.

ARTICLE 20

PURCHASING AND PROCUREMENT

20.1               In the acquisition of plant, equipment, services and supplies for Petroleum Operations, Contractor shall give preference to materials, services and products produced in Ghana, including shipping services provided by vessels owned or controlled by Ghanaian shipping companies, if such materials, services and products can be shown to meet standards generally acceptable to international oil and gas companies and supplied at prices, grades, quantities, delivery dates and on other commercial terms equivalent to or more favourable than those at which such materials, services and products can be supplied from outside Ghana.

20.2               For the purposes of Article 20.1, price comparisons shall be made on a C.I.F. Accra delivered basis.

ARTICLE 21

EMPLOYMENT AND TRAINING

21.1               In order to establish programmes to train Ghanaian personnel for work in Petroleum Operations and for the transfer of management and technical skills required for the efficient conduct of Petroleum Operations, Contractor shall pay to GNPC to maintain and implement such programs, the following sums of money during the respective terms under this Agreement

Period	Annual Training Amount
Initial Exploration Period	US$	125,000
First Extension Period	US$	100,000
Second Extension Period and after	US$	75,000
Development and Production Period	US$	100,000

The above amounts shall be payable within thirty (30) days after the beginning of each Calendar Year; provided that the applicable amount shall be pro rata for any portion of less than a full Calendar Year (e.g. from the Effective Date to the end of the Calendar Year).

GNPC shall prepare and present to the JMC its recommendation for such programs on an annual basis and shall consider any suggestions made by Contractor’s JMC representative. The amount paid by Contractor under this Article 21.1 shall qualify for deduction against income tax under the Income Tax Law and shall be considered Petroleum Cost.

21.2               Where qualified Ghanaian personnel are available for employment in the conduct of Petroleum Operations, Contractor shall ensure that in the engagement of personnel it shall as far as reasonably possible provide opportunities for the employment of such personnel. For this purpose, Contractor shall submit to GNPC an employment plan with number of persons and the required professions and technical capabilities prior to the performance of Petroleum Operations. GNPC shall provide the qualified personnel according to the said plan.

21.3               Contractor shall, if so requested by GNPC, provide opportunities for a mutually agreed number of personnel nominated by GNPC to be seconded for on-the-job training or attachment in all phases of its Petroleum Operations under a mutually agreed secondment contract. GNPC shall present recommendations and consult with Contractor as to the number of proposed secondees, the nature of their secondment and the estimate of expenses thereof and shall obtain the approval of the JMC thereto. Secondees shall at all times remain employed by, and receive their salaries from GNPC. Expenses of secondment shall not be credited against the training obligation under Article 21.1. Expenses of secondment shall be borne by Contractor and shall qualify for deduction against income tax under the Petroleum Income Tax Law and shall be considered Petroleum Cost.

21.4               Contractor shall regularly provide to GNPC information and data relating to worldwide petroleum science and technology, petroleum economics and engineering available to Contractor, and shall assist GNPC personnel in every way to acquire knowledge and skills in all aspects of the petroleum industry including, without limitation, providing for GNPC personnel to attend courses at universities in the United States, such as the University of Oklahoma; and the costs of such shall be credited against the Contractor’s obligations in Article 21.1.

21.5               It is agreed that there will be no disclosure or transfer of any documents, data, know-how, technology or other information owned or supplied by Contractor, its Affiliates, or non Affiliates, to third parties without Contractor’s prior written consent, and then only upon agreement by the recipients to retain such information in strict confidence.

ARTICLE 22

FORCE MAJEURE

22.1               The failure of a Party to fulfil any term or condition of this Agreement, except for the payment of monies, shall be excused if and to the extent that such failure arises from Force Majeure, provided that, if the event is reasonably foreseeable such party shall have prior thereto taken all appropriate precautions and all reasonable alternative measures with the objective of carrying out the terms and conditions of this Agreement. A Party affected by an event of Force Majeure shall promptly give the other Parties notice of such event and also of the restoration of normal conditions.

22.2               A Party unable by an event of Force Majeure to perform any obligation hereunder shall take all reasonable measures to remove its inability to fulfil the terms and conditions of this Agreement with a minimum of delay, and the Parties shall take all reasonable measures to minimize the consequences of any event of Force Majeure.

22.3               Any period set herein for the completion by a Party of any act required or permitted to be done hereunder, shall be extended for a period of time equal to that during which such Party was unable to perform such actions as a result of Force Majeure, together with such time as may be required for the resumption of Petroleum Operations.

22.4               Except in the case of

a)                   a law of general application

b)                  an action taken in consequence of an emergency arising from a condition of Force Majeure,

GNPC may not claim Force Majeure in respect of any action or provision of the State or any agency of the State.

ARTICLE 23

TERM AND TERMINATION

23.1               Subject to this Article 23 and to the Petroleum (Exploration and Production) Law, PNDCL 84 (Section 12) the term of this Agreement shall be thirty (30) years commencing from the Effective Date.

23.2               At the end of the term provided for in Article 23.1, provided that this Agreement has not earlier been terminated, the Parties may negotiate concerning the terms and conditions of a further agreement with respect to the Contract Area or any part thereof, but no failure to enter any such further agreement shall give rise to arbitration pursuant to Article 24 hereof.

233                  Subject to Article 22, termination of this Agreement shall result upon the occurrence of any of the following:

(a)               The relinquishment or surrender of the entire Contract Area:,

(b)              The termination of the Exploration Period, including extensions pursuant to Article 3, without notification by Contractor of commerciality pursuant to Article 8 in respect of a Discovery of Petroleum in the Contract Area; provided, however, termination shall not occur while Contractor has the right to evaluate a Discovery for appraisal or commerciality and/or propose a Development Plan pursuant to Articles 8 or 14, or once a Development Plan has been approved, nor when the provisions of Articles 8.13 through 8.19 are applicable:

(c)               If, following a notice that a Discovery is commercial the Exploration Period terminates under Article 3 without a Development Plan being approved, provided however that termination shall not occur when the provisions of Articles 8.13 through 8.19 are applicable; or

(d)              The failure of Contractor through any cause other than Force Majeure, to commence preparations with respect to Development Operations pursuant to Article 8.11.

23.4               Subject to Article 22 and pursuant to procedures described in Article 23.5 below, GNPC and/or the State may terminate this Agreement upon the uncorrected occurrence of any of the events (or failures to act listed) below:

(a)               The submission by Contractor to GNPC of a written statement which Contractor knows or should have known to be false, in a material particular; provided that in the event of intent on the part of Contractor to cause serious damage to GNPC or the State, a period for remedy of such false statement shall not be given;

(b)              The assignment or purported assignment by Contractor of this Agreement contrary to the provisions of Article 25 hereof;

(c)               The insolvency or bankruptcy of Contractor, the entry by Contractor into any agreements or composition with its creditors, taking advantage of any law for the benefit of debtors or Contractor’s entry into liquidation, or receivership, whether compulsory or voluntary, and there is thereby justifiable anticipation that the obligations of Contractor hereunder will not be performed; provided, however, if Contractor is comprised of inure than one non-Affiliated entity, application of the above condition to less than all entities comprising the Contractor shall not be a cause for termination of this Agreement;

(d)              The intentional extraction by Contractor of any material of potential economic value other than as authorized under this Agreement, or any applicable law except for such extraction as may be unavoidable as a result of Petroleum Operations conducted in accordance with accepted international petroleum industry practice in the same or similar circumstances;

(e)               Failure by Contractor to fulfil its minimum work obligations pursuant to Article 4; save where the Minister has waived the default;

(f)                 Substantial and material failure by Contractor to comply with any of its obligations pursuant to Article 7.1 hereof;

(g)              Failure by Contractor to make any payment of any sum properly due to GNPC or the State pursuant to this Agreement within thirty (30) days after receiving notice that such payment is due, except where liability for payment of such sum is disputed in good faith by Contractor in which case the matter shall be referred to arbitration under Article 24.

(h)              Failure by Contractor to comply with any decisions reached as a result of any arbitration proceedings conducted pursuant to Article 24 hereof.

23.5               If GNPC and/or the State believe an event or failure to act as described in Article 23.4 above has occurred, a written notice shall be given to Contractor describing the event or failure. Contractor shall have thirty (30) days from receipt of said notice to commence and pursue remedy of the event or failure cited in the notice. If after said thirty (30) days Contractor has failed to commence appropriate remedial action, GNPC and/or the State may then issue a written “Notice of Termination” to Contractor which shall become effective thirty (30) days from receipt of said Notice by Contractor unless Contractor has referred the matter to arbitration. In the event that Contractor disputes whether an event specified in Article 23.3 or Article 23.4 has occurred or been remedied, Contractor may, any time up to the effective date of any Notice of Termination refer the dispute to arbitration pursuant to Article 24 hereof. If so referred, GNPC and/or the State may not terminate this Agreement in respect of such event except in accordance with the terms of any resulting arbitration award.

23.6               Upon termination of this Agreement, all rights of Contractor hereunder shall cease, except for such rights as may at such time have accrued, and without prejudice to any obligation or liability imposed or incurred under this Agreement prior to termination and to such rights and obligations as the Parties may have under applicable law.

23.7               Upon termination of this Agreement or in the event of an assignment of all the rights of Contractor, all wells and associated facilities shall be left in a state of good repair in accordance with accepted international petroleum industry practice.

ARTICLE 24

CONSULTATION, ARBITRATION AND INDEPENDENT EXPERT

24.1        Except in the cases specified in Article 26.4 any dispute or difference arising between the State and GNPC or either of them on one hand and Contractor on the other hand in relation to or in connection with or arising Out of any terms and conditions of this Agreement shall he resolved by consultation and negotiation, provided that if no agreement is reached within thirty (30) days after the date when either Party notifies the other that a dispute or difference exists within the meaning of this Article or such longer period specifically agreed to by the Parties or provided elsewhere in the Agreement, any Party shall have the right subject to Article 24.14 to have such dispute or difference settled through international arbitration, in accordance with the terms and provisions set forth below.

24.2        The State and GNPC and Contractor hereby consent to submit to the International Center for Settlement of Investment Disputes (hereinafter the “Centre”) any dispute arising out of or relating to this Agreement for settlement by final and binding arbitration pursuant to the Convention on the Settlement of Investment Disputes between States and Nationals of Other States (hereinafter the “Convention”). The Convention was signed by the State on November 26, 1965, ratified on July 13, 1966, and entered into Force in the Republic of Ghana on October 14, 1966.

24.3        It is hereby stipulated that the work and expenditure required to be made under this Agreement is an investment.

24.4        GNPC is an agency of the State which has not, as of this date, been designated to the Centre by the State in accordance with Article 25(1) of the Convention. Therefore, in accordance with Article 25(3) of the Convention, the State, by being a signatory to this Agreement, does hereby give its approval and consent to designate GNPC in accordance with Article 25(1) of the Convention.

24.5        It is hereby agreed that Kosmos is a national or the Cayman Islands, a designee of the United Kingdom, one of the Contracting States under the Convention.

24.6        It is hereby agreed that the right of the Contractor to refer a dispute to the Centre pursuant to this Agreement shall not be affected by the fact that the Contractor has received full or partial compensation from any third party with respect to any loss or injury that is the subject of the dispute; provided that the State or GNPC may require evidence that such third party agrees to the exercise of that right by the Contractor.

24.7        Any Arbitral Tribunal constituted pursuant to this Agreement shall consist of three (3) arbitrators; one (1) arbitrator appointed by the State or GNPC and the other appointed by the Contractor. The two arbitrators thus chosen shall appoint the third arbitrator, who shall be President of the Tribunal. Failing the agreement of the two arbitrators to appoint a third, the Secretary-General of the Centre shall appoint the third arbitrator who shall not be a citizen or resident of the country of any of the Parties’ nationality and who shall have substantial experience in international petroleum industry matters.

24.8        Any Arbitral Tribunal constituted pursuant to this Agreement shall apply the laws of the Republic of Ghana in force on the Effective Date, consistent with such rules of international law as may be applicable, including rules and principles as have been applied by. international tribunals.

24.9        Any Arbitral Tribunal constituted pursuant to this Agreement shall have the power to decide a dispute in justice and in good faith (i.e. ex aequo et bono).

24.10      It is expressly understood and agreed by the Parties that no Party shall be required to take any steps to pursue or exhaust the judicial remedies available under the laws of Ghana with respect to the dispute before a Party institutes an arbitration proceeding under the Convention.

24.11      The State and GNPC each hereby waives any right of sovereign immunity as to it and its property in respect of the enforcement and execution of any award rendered by an Arbitral Tribunal constituted pursuant to this Agreement.

24.12      Any arbitration proceeding pursuant to this Agreement shall be conducted in accordance with the Arbitration Rules of the Centre in effect on the date on which the proceeding is instituted. The Parties agree that any arbitration proceeding conducted pursuant to this Agreement shall be held in London, England at the International Centre for Dispute Resolution. The language of the arbitration shall be English. The arbitration proceeding and any award shall be held strictly confidential, except as required for enforcement.

24.13      In any arbitration proceeding conducted pursuant to this agreement, the fees and expenses of the members of the Arbitral Tribunal as well as the charges for the use of the facilities of the Centre shall be borne equally by the Parties.

24.14      In lieu of resorting to arbitration, the Parties to a dispute arising under this Agreement, including the Accounting Guide, which such Parties by mutual agreement may consider appropriate may be referred for determination by a Sole Expert to be appointed by agreement of the Parties. In such case, the Parties shall agree on the terms of reference for such proceeding, the schedule of presentation of evidence and testimony of witnesses, and other procedural matters. The decision of the Sole Expert shall be final and binding upon the Parties. The Sole Expert shall have ninety (90) days after his appointment to decide the case, subject to any extensions mutually agreed to by the Parties to the dispute. Upon failure of the Sole Expert to decide the matter timely, any Party may call for arbitration under Article 24.1 above.

ARTICLE 25

ASSIGNMENT

25.1        This Agreement shall not he assigned by any or all of the companies comprising Contractor directly or indirectly in whole or in part without the prior written consent of GNPC, and the Minister, which consent shall not be unreasonably denied, withheld or delayed.

25.2        Any assignment of this Agreement shall bind the assignee as a Party to this Agreement to all the terms and conditions hereof unless otherwise agreed, and as a condition to any assignment, Contractor shall provide an unconditional undertaking by the assignee to assume all obligations assigned by the assignor under this Agreement.

25.3        Where in consequence of an assignment hereunder Contractor is more than one person:

a)    any operating or other agreement made between the persons who constitute Contractor and relating to the Petroleum Operations hereunder shall be disclosed to GNPC and the Minister and shall not be inconsistent with the provisions of this Agreement;

b)    No change in the scope of the Petroleum Operations may take place without the prior approval in writing of GNPC, which approval shall not be unreasonably delayed or withheld; and

c)     The duties and obligations of Contractor hereunder shall be joint and several except those relating to the payment of income tax pursuant to Article 12 which shall be the several obligation of each such entity or person.

25.4        GNPC’s acquisition of additional participating interest pursuant to Article 9 shall not be deemed to be an assignment within the meaning of this Article 25.

ARTICLE 26

MISCELLANEOUS

26.1        This Agreement and the relationship between the State and GNPC on one hand and Contractor on the other shall be governed by and construed with the laws of the Republic of Ghana consistent with such rules of international law as may be applicable, including rules and principles as have been applied by international tribunals.

26.2        The State, its departments and agencies, shall support this Agreement and shall take no action which prevents or impedes the due exercise and performance of rights and obligations of the Parties hereunder. As of the Effective Date of this Agreement and throughout its term, the State guarantees Contractor the stability of the terms and conditions of this Agreement as well as the fiscal and contractual framework hereof specifically including those terms and conditions and that framework that are based upon or subject to the provisions of the laws and regulations of Ghana (and any interpretations thereof) including, without limitation, the Petroleum Income Tax Law, the Petroleum Law, the GNPC Law and those other laws, regulations and decrees that are applicable hereto. The State further represent and guarantees that the Contract Area is wholly within Ghana’s territorial waters and is not subject to any dispute.

26.3        This Agreement and the rights and obligations specified herein may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the Parties. Any legislative or administrative act of the State or any of its agencies or subdivisions which purports to vary any such right or obligation shall, to the extent sought to be applied to this Agreement, constitute a breach of this Agreement by the State; provided, however, if the Petroleum (Exploration and Production) Law, 1984 (PNDCL 84) is amended or replaced (superseded), Contractor shall be entitled to enjoy and this Agreement (and any new petroleum agreement referred to herein) shall be deemed to include (or include — as applicable) the terms and conditions in such amendment or replacement law that favourably affect the rights and/or obligations of the Contractor under this Agreement.

26.4        Where a Party considers that a significant change in the circumstances prevailing at the time the Agreement was entered into, has occurred affecting the economic balance of the Agreement, the Party adversely affected thereby shall notify the other Parties in writing of the claimed change with a statement of how the claimed change has affected such economic balance or has otherwise affected relations between the Parties. The other Parties shall indicate in writing their reaction to such notification within a period of two

(2) months after receipt of such notification. If such significant changes are established by the Parties to have occurred, the Parties shall meet to engage in negotiations and shall effect such changes in, or rectification of, these provisions as they may agree are necessary to restore the relative economic position of the Parties as at the date of this Agreement.

26.5        No waiver by any Party of any of its rights hereunder shall be construed or implied, but shall be binding on such Party only if made specifically, expressly and in writing.

26.6        Except for payment obligations arising under the Petroleum Income Tax Law, any Party failing to pay any amounts payable by it under this Agreement (including the provisions of Annex 2) on the respective dates on which such amounts are payable by such Party hereunder shall be obligated to pay interest on such unpaid amounts to the Party to which such amounts are payable. The rate of such interest with respect to each day of delay during the period of such non-payment shall be the rate which the National Westminster Bank, London, certifies to be the London Interbank offered rate (LIBOR) in the London Interbank Eurodollar market on thirty (30) day deposits, in effect on the last business day of the respective preceding Month, plus five percent (5%). Such interest shall accrue from the respective dates such amounts are payable until the amounts are actually duly paid. The Party to whom any such amount is payable may give notice of non-payment to the Party in default and if such amount is not paid within fifteen (15) days after such notice, the Party to which the amount is owed may, in addition to the interest referred to above, and without prejudice to Article 10.1 (e) seek remedies available pursuant to Article 24.

26.7   A. The rights and obligations under this Agreement of the State and GNPC on the one hand and Contractor on the other shall be separate and proportional and not joint. This Agreement shall not be construed as creating a partnership or joint venture, nor an association or trust (under any law other than the Petroleum Law), or as authorizing any Party to act as agent, servant or employee for any other Party for any purpose whatsoever except as provided in Article 10.4.

B. The duties and obligations of each party constituting Contractor hereunder shall be joint and several and it is recognized that each such party shall own and be responsible for its undivided interest in the rights and obligations of Contractor hereunder; provided, however, that the following payments shall be the separate obligation of and shall be made by each Party which constitutes the Contractor:

i)      Payments under the Petroleum Income Tax Law;

ii)     Payments of royalty taken in cash under the provisions of Article 10.1(a); and

iii)    AOE share under the provisions of Article 10.1(b).

26.8        Each Party warrants that it and its Affiliates have not made, offered, or authorized and will not make, offer, or authorize with respect to the matters which are the subject of this Agreement, any payment, gift, promise or other advantage, whether directly or through any other person or entity, to or for the use or benefit of any public official (i.e., any person holding a legislative, administrative or judicial office, including any person employed by or acting on behalf of a public agency, a public enterprise or a public international organization) or any political party or political party official or candidate for office, where such payment, gift, promise or advantage would violate (i) the applicable laws of Ghana; (ii) the laws of the country of incorporation of such Party or such Party’s ultimate parent company and of the principal place of business of such ultimate parent company; or (iii) the principles described in the Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, signed in Paris on December 17, 1997, which entered into force on February 15, 1999, and the Convention’s Commentaries. Each Party shall defend, indemnify and hold the other Parties harmless from and against any and all claims, damages, losses, penalties, costs and expenses arising from or related to, any breach by such first Party of such warranty. Such indemnity obligation shall survive termination or expiration of this Agreement. Each Party shall in good time (i) respond in reasonable detail to any notice from any other Party reasonably connected with the above-stated warranty; and (ii) furnish applicable documentary support for such response upon request from such other Party.

26.9        This Agreement shall not take effect unless and until it is ratified by the Parliament of Ghana and this Agreement has been executed by the Parties, whichever occurs later (the “Effective Date”).

ARTICLE 27

NOTICE

27.          Any Notice, Application, Requests, Agreements, Consent, Approval, Instruction, Delegation, Waiver or other communication required or permitted to be given hereunder shall be in writing and shall be deemed to have been properly given when delivered in person to an authorized representative of the Party to whom such notice is directed or when actually received by such Party through registered mail, telex or telefax at the following address or at such other address as the Party shall specify in writing fifteen (15) days in advance:

FOR THE STATE:

Minister of Energy
Ministry of Energy
Private Mail Bag
Ministry Post Office
Accra, Ghana
Telephone:	233 21 667090
Telex:	2436 ENERGY GH
Telefax:	233 21 668262
E-Mail:	Energyl@ghana.com

FOR GHANA NATIONAL PETROLEUM CORPORATION.

The Managing Director
Ghana National Petroleum Corporation
Petroleum House
Harbour Road
Private Mail Bag
Tema, Ghana
Telephone:	233 22 204726
Telex:	2188 or 2704 GNPC GH
Telefax:	233 22 202854
E-Mail:	mo.boateng@gnpcghana.com

FOR CONTRACTOR:

Kosmos Energy Ghana HC.
c/o Kosmos Energy, LLC
8401 N. Central Expressway
Suite 280
Dallas, Texas 75225
U.S.A.
ATTN:	Craig Glick

Telephone:		+00 1 214 363 0700
Telefax:		+001 214 363 9024
E-Mail		CGlick@kosmosenergy.com

THE E. O GROUP
Private Mail Bag CT 123
Cantonments – Accra.
GHANA.

ATTN:	Mr. George Y. Owusu.
Director

Telephone:	(001) 832-489-8100 (mobile)
(001) 281-470-1784 (Res.)
Telefax:	(001) 281-470-9300
E-mail:	gyowusu@prodigv net.

IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

FOR THE STATE		Witnessed:

By	/s/ AUTHORIZED SIGNATORY	By

Its		Its

FOR GHANA NATIONAL PERTOLEUM CORPORATION		Witnessed:

By	/s/ GHANA NATIONAL PERTOLEUM CORPORATION	By

Its		Its

FOR CONTRACTOR

KOSMOS ENERGY GHANA HC		Witnessed:

By	/s/ KOSMOS ENERGY GHANA HC	By

Its		Its

The E.O. GROUP		Witnessed:

By	/s/ THE E.O. GROUP	By

Its		Its

ANNEX 1 PAGE 1

Contract Area

The Contract Area of one thousand, nine hundred and fifty-seven point zero five square kilometres (1957.05 sq. km) (483,598.926 acres) based on a WGS-84 spheriod and UTM projection system.

The Contract Area is designated by the Co-ordinates of the following points:

POINT	LONGITUDE	LATITUDE

A	2° 55’00”W	4° 55’00”N
B	2° 37’ 30” W	4° 55’ 00”N
C	2° 37’ 30” W	4° 22’ 9.73”N
D	2° 55’ 00” W	4° 22’9.73”N

The map of the Contract Area is shown on the following page.

X/Y: Meters
Point 1
Point 2
Point 3
Point 4
Lat. Long X Y
Point 1 4° 55' 00" 2° 37' 30" 541575.88E 543464.43N
Point 2 4° 55' 00" 2 55' 00" 509239.02E 543453.34N
Point 3 4° 22' 9.73" 2° 55' 00" 509246.14E 482956.51N
Point 4 4° 22' 9.73" 2° 37' 30" 541607.94E 482966.37N
Spheroid and Datum: WGS 84, UTM Zone 30, Central Meridian: 3degW

ANNEX 2

ACCOUNTING GUIDE

The purpose of this Accounting Guide is to establish equitable methods as between the Parties for determining charges and credits applicable to Petroleum Operations under the Agreement. Principles established by this Accounting Guide shall truly reflect the Contractor’s actual cost.

SECTION 1

1.1         GENERAL PROVISIONS

1.1.1                        Words and terms appearing in this Annex shall have the same meaning as in the Agreement to which this is attached and to that end, shall be defined in accordance with Article l of the Agreement. A reference to an Article in this Annex shall, unless otherwise indicated, refer to an Article in the Agreement.

1.1.2                        This Annex may be amended by written agreement upon a unanimous decision of the JMC.

1.1.3                        In the event of a conflict between the provisions of the Accounting Guide and the provisions of the Agreement, the provisions of the Agreement shall prevail.

1.2         STATEMENTS REQUIRED TO BE SUBMITTED BY CONTRACTOR

1.2.1                        Within sixty (60) days from the Effective Date, Contractor shall propose to GNPC an outline of the chart of accounts, operating records and reports to he prepared and maintained, which shall describe the basis of the accounting principles and procedures to be used during the term of the Agreement, and shall be consistent with normal practice of the international petroleum industry and Article 18.2.

1.2.2                        Within ninety (90) days of the receipt of such proposal, GNPC shall either accept it or request such revisions as GNPC deems necessary. Failure to notify Contractor of any requested revisions within a ninety (90) day period shall be deemed acceptance of such proposal.

1.2.3                        Within one hundred and eighty (180) days from the Effective Date, the Parties shall either agree on such outline or submit any outstanding issue for determination by a Sole Expert pursuant to the provisions of Article 24.

1.2.4                        Following agreement over the outline, Contractor shall prepare and submit to GNPC formal copies of the chart of accounts relating to the accounting, recording and reporting fitnctions listed in such outline. Contractor shall also permit GNPC to inspect its manuals and to review all procedures which are to be followed under the Agreement.

1.2.5                        Without prejudice to the generality of the foregoing, Contractor shall make separate statements relating to Petroleum Operations for each Development and Production Area as follows:

a)              Cash Call Statement (see Section 5)

b)             Production Statement (see Section 6)

c)              Value of Production Statement (see Section 7)

d)             Cost Statement (see Section 8)

e)              Statement of Expenditures and Receipts (see Section 9)

f)                Final End-of-Year Statement (see Section 10)

g)             Budget Statement (see Section 11)

h)             Long Range Plan and Forecast (see Section 12)

1.3         LANGUAGE, MEASUREMENT, AND UNITS OF ACCOUNTS

1.3.1                        The U.S. Dollar being the currency unit for investments and compensation hereunder shall therefore be the unit of currency for all bookkeeping and reporting under the Agreement. When transactions for an asset, capital item or liability are in Ghana Cedis or currency other than the U.S. Dollar, amounts in such other currency shall be immediately converted to U.S. Dollars at the rate actually incurred, and accounts required for the purposes of this Agreement shall be maintained only in U.S. Dollars.

1.3.2                        Measurement required under this Annex shall be in the metric system and Barrels.

1.3.3                        The English language shall be employed.

1 .3.4                     Where necessary for purposes of clarification, Contractor may also prepare financial reports in Other languages, units of measurement and currencies

1.3.5                        It is the intent of the Parties that no Party shall experience any gain or loss at the expense of or to the benefit of the other as a result of exchange of currency. Where any such currency exchange gain or loss arises it shall be charged or credited to the accounts under the Agreement.

1.3.6                        The rate of exchange for the conversion of currency shall he the rate actually incurred in the purchase or sale of currencies required in Petroleum Operations as allowed under the Laws of Ghana,

1.3.7                        To translate revenue received and expenditures made in Ghana Cedis or in U.S. Dollars, the average of the monthly rate between the currencies shall be used.

SECTION 2

CLASSIFICATION AND ALLOTMENT OF COSTS AND EXPENDITURE

2.1                                 All expenditure relating to Petroleum Operations shall be classified, as follows:

a)              Exploration Expenditure;

b)             Development Expenditure;

c)              Production Expenditure;

d)             Service Costs; and

e)              General and Administrative Expenses

and shall he defined and allocated as herein below provided.

2.2                                 EXPLORATION EXPENDITURE

Exploration Expenditure shall consist of all direct, indirect and allocated costs incurred in the search for and appraisal of Petroleum in the Contract Area, including but not limited to, expenditure for:

a)              Aerial, geographical, geochemical, paleontological, geological, bathymetrical, topographical and seismic surveys, other geophysical studies and all relevant studies and their interpretation;

b)             Borehole drilling and water well drilling;

c)              Labour, consumables, materials and services used in drilling wells with the objective of finding new Petroleum reservoirs or for the purpose of appraising of Petroleum reservoirs already discovered, provided such wells arc not completed as producing wells save such wells temporarily abandoned for future use as producing well;

d)             Facilities used solely for Exploration Operations, including access roads, where applicable, and purchased geological and geophysical information;

e)              All Service Costs allocated to the Exploration Operations on an equitable basis;

f)                All General and Administrative Expenses allocated to Exploration Operations based on the percentage share of projected budget expenditure which will be adjusted to actual expenditure at the end of each Calendar Year;

g)             Direct costs of technical work performed by Contractor, Affiliates and Subcontractors in Exploration Operations;

h)                                     All of the above costs in connection with or related to an Appraisal Programme.

2.3                                 DEVELOPMENT EXPENDITURE

Development Expenditure shall consist of all expenditure incurred in Development Operations, including but not limited to, expenditure for:

a)              drilling wells which are completed as producing wells and drilling wells for purposes of producing a Petroleum reservoir already discovered, whether these wells are dry or producing;

b)             tangible drilling costs for completing wells such as installation of casing or equipment or otherwise equipping a well after it has been drilled for the purpose of bringing such well into use as a producing well;

c)              intangible drilling costs such as labour, consumable material and services having no salvage value which are incurred in drilling and deepening of wells for producing purposes;

d)             field facilities such as pipelines, flow lines, production and treatment units, wellhead equipment, subsurface equipment, enhanced recovery systems, offshore platforms and production facilities, Petroleum storage facilities (whether offshore or onshore) and access roads for Production Operations;

e)              engineering and design studies for field facilities;

f)                all service costs allocated to Development Operations on an equitable basis;

g)             all General and Administrative Expenses (incurred within and/or outside Ghana) allocated to Development Operations based on the percentage share of projected budget expenditure which will be adjusted to actual expenditure at the end of the year.

2.4                                 PRODUCTION EXPENDITURE

Production Expenditure shall consist of but not limited to all expenditure incurred in Petroleum Operations after the Date of Commencement of Commercial Production, such expenditure being other than Exploration Expenditure, Development Expenditure, General and Administrative Expenses and Service Costs. The balance of General and Administrative Expenses and Service Costs not allocated to Exploration Operations or to Development Operations under Section 2.2 and 2.3 shall be allocated to Production Expenditure.

2.5                                 SERVICE COSTS

2.5.1                        Service Costs shall consist of but not limited to all direct and indirect expenditure incurred in support of Petroleum Operations (within and/or outside Ghana), including but not be limited to the construction, installation, purchase, hire or charter (as applicable) of the following: of warehouses, piers, marine vessels, vehicles, motorised rolling equipment, aircraft, fire security stations, workshops, water and sewerage plants, power plants, offices, housing community and recreational facilities and furniture, fixtures, tools land, equipment used in such construction or installation.

Service Costs in any Calendar Year shall include the total costs incurred in such year to purchase and construct or install such facilities as well as the annual costs of maintaining and operating such facilities.

2.5.2                        All Service Costs will be regularly allocated on an equitable basis to Exploration Expenditure, Development Expenditure and Production Expenditure.

2.6                                 GENERAL AND ADMINISTRATIVE EXPENSES

General and Administrative Expenses shall consist of:

2.6.1                        All main office, field and general administrative costs benefiting Petroleum Operations (whether incurred within and/or outside Ghana) including but not limited to, supervisory, technical, accounting financial, legal, and employee relations services;

2.6.2                        An overhead charge for the actual unallocated cost of services rendered outside the Republic of Ghana by Contractor or its Affiliates, whether in or outside the Republic of Ghana, for managing Petroleum Operations and for staff advice and assistance, including but not limited to financial, legal, accounting and employee relations services.

2.6.3                        All General and Administrative Expenses will be regularly allocated as specified in subsections 2.2 (f), 2.3 (g) and 2.4 to Exploration Expenditure, Development Expenditure and Production Expenditure.

SECTION 3

COSTS, EXPENSES, EXPENDITURES AND CREDITS OF CONTRACTOR

3.1                                 Contractor for the purpose of this Agreement shall charge the following allowable costs to the accounts:

a)              costs of acquiring surface rights;

b)             labour and associated labour costs;

c)              transportation costs;

d)             charges for services;

e)              material costs;

f)                rentals, duties and other assessments;

g)             insurance and losses;

h)             legal expenses;

i)                 training expenses;

j)                 General and Administrative Expenses;

k)              utility costs;

1)              office facility charges;

m)           communication charges;

n)             ecological and environmental charges;

o)             abandonment cost; and

p)             such other costs necessary for the Petroleum Operations

3.2                                 COST OF ACQUIRING SURFACE RIGHTS AND RELINQUISHMENT

Cost of acquiring surface rights shall consist of all direct costs attributable to the acquisition, renewal or relinquishment of surface rights acquired and maintained in force over the Contract Area.

3.3                               LABOUR AND ASSOCIATED LABOUR COSTS

Labour and associated labour costs shall include but not be limited to:

a)              gross salaries wages and benefits including bonuses of those employees of Contractor and of its Affiliates engaged in Petroleum Operations who are permanently or temporarily assigned to Ghana;

b)             costs of holidays, vacation, sickness and disability payments applicable to the salaries and wages chargeable under (a);

c)              expenses or contributions made pursuant to assessments or obligations imposed under the laws of the Republic of Ghana which are applicable to cost of salaries and wages chargeable under (a);

d)             cost of established plans for employees’ life insurance, hospitalisation, pensions and other benefits of a like nature customarily granted to employees; and

e)              reasonable travel and personal expenses of employees and families, including those made for travel and relocation of the personnel, all of which shall be in accordance with usual practice of the Contractor.

3.4                                 TRANSPORTATION COSTS

Transportation costs and other related costs of transportation of employees, equipment, materials, consumables and supplies necessary for the conduct of Petroleum Operations.

3.5                                 CHARGES FOR SERVICES

3.5.1                        Charges for services shall include but not be limited to:

a)                                      actual costs under third party contracts for technical and all other services entered into by Contractor for Petroleum Operations made with third parties, other than Affiliates of Contractor; provided that the prices paid by Contractor are no higher than the prevailing rates for such services in the regional (ie. Gulf of Guinea) market;

b)                                     cost of technical and other services of personnel assigned by the Contractor and its Affiliates when performing management, engineering, geological, geophysical, operations, technical, administrative, legal, accounting, treasury, tax, employee relations, computer services, purchasing, and all other functions for the direct benefit of Petroleum Operations.

c)                                      cost of general services, including, but not limited to, professional consultants and others who perform services for the direct benefit of Petroleum Operations.

3.5.2                        Services furnished by Contractor and its Affiliates shall be charged at rates commensurate with those currently prevailing for such services in the regional (i.e. Gulf of Guinea) market.

3.6                                 RENTALS, DUTIES AND OTHER ASSESSMENTS

All rentals, taxes, duties, levies, charges, fees, contributions and any other assessments and charges levied by the Government in connection with Petroleum Operations or paid for the benefit of Petroleum Operations, with the exception of the income tax specified in the Article 12.2 (ii).

3.7           INSURANCE AND LOSSES

a)              Insurance premia and costs incurred for insurance, provided that if such insurance is wholly or partly placed with an Affiliate of Contractor, such premia and costs shall be recoverable only to the extent not in excess of those generally charged by competitive insurance companies other than Affiliate; and;

b)             Costs and losses incurred as a consequence of events, which are, insofar as not made good by insurance, allowable under Article 17 of this Agreement.

c)              Costs or expenses necessary for the repair or replacement of property resulting from damage or losses incurred.

3.8                                 LEGAL EXPENSES

All costs and expenses of litigation, arbitration, mediation and legal or related services necessary or expedient for the procuring, perfecting, retaining and protecting the rights hereunder and in defending or prosecuting lawsuits involving the Contract Area or any third party claim arising out of Petroleum Operations or activities under the Agreement, or sums paid in respect of legal services necessary or expedient for the protection of the joint interest of GNPC and Contractor; provided that where legal services are rendered in such matters by lawyers that are employees of Contractor or an Affiliate of Contractor, such compensation will be included instead under Section 3.3 or 3.5.

3.9           TRAINING COSTS

All costs and expenses incurred by Contractor in training of its employees and nominees of GNPC to the extent that such training is attributable to Petroleum Operations under the Agreement including, without limitations, the amounts referred to in Article 21.1.

3.10         GENERAL AND ADMINISTRATIVE EXPENSES

General and Administrative Expenses shall consist of the costs described in Subsection 2.6.1 and the charge described in Subsection 2.6.2.

3.11         UTILITY COSTS

Any water, electricity, heating, fuel or other energy and utility costs used and consumed for the Petroleum Operations.

3.12         OFFICE FACILITY CHARGES

The cost and expenses of constructing, establishing, maintaining and operating offices, camps, housing and any other facilities necessary to the conduct of Petroleum Operations. The cost of constructing or otherwise establishing any operating facility which may he used at any time in operations of more than one Development and Production Area shall be charged initially to the Development and Production Area for which the facility is first used. Costs incurred, thereafter shall be allocated in a reasonable manner, consistent with generally accepted international petroleum industry accounting practice, to the Development and Production Area for which the facility is used.

3.13         COMMUNICATION CHARGES

The costs of acquiring, leading, installing, operating, repairing and maintaining communication systems, including radio and microwave facilities.

3.14         ECOLOGICAL AND ENVIRONMENTAL CHARGES

All charges for environmental protection and safety measures conducted in the Contract Area including, without limitation, those in accordance with Article 17 of the Agreement.

3.15         ABANDONMENT COST

Cost relating to the decommissioning and abandonment of Petroleum Operations and facilities, site restoration and other associated operations accrued from a reasonable date in advance based on estimate of such cost (with subsequent adjustments to actuals) as provided in Article 12.10.

3.16         OTHER COSTS

Any other costs not covered or dealt with in the foregoing provisions which are incurred and not mentioned in Section 3.17 for the necessary and proper conduct of Petroleum Operations.

3.17                      COSTS NOT ALLOWABLE UNDER THE AGREEMENT

The following costs shall not be allowable under the Agreement:

a)                   commission paid to intermediaries by Contractor,

b)                  charitable donations and contributions, except where prior approval has been obtained from GNPC;

c)                   interests incurred on loans raised by the Contractor, provided that it shall be deductible for income tax purposes pursuant to the Petroleum Income Tax Law;

d)                  petroleum marketing costs or costs of transporting petroleum beyond the Delivery Point;

e)                   the costs of any bank guarantees under the Agreement and any other costs spent on indemnities with regard to non-fulfilment of contractual obligations, without prejudice to the Petroleum Income Tax Law;

f)                     premium paid as a result of GNPC’s Sole Risk Operations under Article 9 of this Agreement;

g)                  cost of arbitration under Article 24 of the Agreement or dispute settlement by any independent expert under the terms of the Agreement;

h)                  final and unappealable fines and penalties imposed by a competent Court of Law;

i)                      cost incurred as a result of Contractor’s gross negligence or wilful misconduct chargeable to Contractor or the Operator under the terms of the Agreement.

3.18       ALLOWABLE AND DEDUCTIBILITY

The costs and expenses set forth herein shall be for the purpose of determining allowable or non-allowable costs and expenses only and shall have no bearing on Contractor’s eligibility or otherwise for deductions in computing Contractor’s net income from Petroleum Operations for income tax purposes or for purposes of Article 10 under this Agreement.

3.19         CREDITS UNDER THE AGREEMENT

The net proceeds of the following transactions will be credited to the accounts under the Agreement:

a)              the net proceeds of any insurance or claim in connection with Petroleum Operations or any assets charged to the accounts under the Agreements when such Petroleum Operations or assets were insured and the premia charged to the accounts under the Agreement;

b)             revenue received from third parties for the use of property or assets charged to the accounts under this Agreement;

c)              any adjustment from the suppliers or manufacturers or their agents in connection with a defective equipment or material the cost of which was previously charged to the account under the Agreement;

d)             the proceeds received for materials imported previously charged to the account under the Agreement and subsequently exported from the Republic of Ghana or transferred or sold to third parties without being used in the Petroleum Operations;

e)              rentals, refunds or other credits received which apply to any charge which has been made to the account under the Agreement, but excluding any award granted under arbitration or sole expert proceedings;

f)                the proceeds from the sale or exchange of plant or facilities from the Development and Production Area or plant or facilities the acquisition costs of which have been deducted in the AOE computation for the relevant Development and Production Area.

g)             the proceeds derived from the sale or issue of any intellectual property the development cost of which were incurred pursuant to this Agreement;

h)             the proceeds from the sate of any petroleum information derived from Petroleum Operations under this Agreement.

3.20         DUPLICATION OF CHARGES AND CREDITS

Notwithstanding any provision to the contrary in this Annex, it is the intention that there shall be no duplication of charges or credits in the accounts under the Agreement.

SECTION 4

MATERIAL

4.1                                 VALUE OF MATERIAL CHARGED TO THE ACCOUNTS UNDER THE AGREEMENT

Material purchased, leased or rented by Contractor for use in Petroleum Operations shall be valued at the actual net cost incurred by Contractor. The net cost shall include invoice price, less trade and cash discounts, if any, purchase and procurement fees, plus freight and forwarding charges between point of supply and point of shipment, freight to port of destination and on to point of usage or installation, including but not limited to, insurance, taxes, customs duties, consular fees, other items incurred on such material, and any other related costs actually paid.

4.2           VALUE OF MATERIAL PURCHASED FROM AN AFFILIATE

Contractor shall notify GNPC of any goods supplied by an Affiliate of Contractor. Materials purchased from Affiliate of Contractor shall be charged at the prices specified in Sections 4.2.1, 4.2.2 and 4.2.3.

4.2.1        New Material (Condition “A”)

New material shall be classified as Condition “A”. Such material shall be valued at the prevailing market price, plus expenses incurred in procuring such new materials, and in moving such materials to the locations where the material shall be used.

4.2.2        Used Material (Condition “B”)

Used material shall be classified as Condition “B” provided that it is in sound and serviceable condition and is suitable for reuse without reconditioning. Such material shall be valued at not more than seventy five percent (75%) of the current price of new material valued according to Section 4.2.1 above.

4.2.3        Used Material (Condition “C”)

Used material which is serviceable for original function as good second hand material after reconditioning and cannot be classified as Condition “B” shall be classified as Condition “C”. Such material shall be valued at not more than fifty percent (50%) of the current price of new material valued according to Section 4.2.1 above. The cost of reconditioning shall be charged to the reconditioned material provided that that the value of such Condition “C” material plus the cost of reconditioning does not exceed the value of Condition “B” material.

4.3                       CLASSIFICATION OF MATERIALS

Material costs shall be charged to the respective Exploration Expenditure, Development Expenditure, Production Expenditure accounts at the time the material is acquired and on the basis of the intended use of the material. Should such material subsequently be used other than as intended, the relevant charge will be transferred to the appropriate account.

4.4                       DISPOSAL OF MATERIALS

Sales of materials and other property shall be recorded at the net amount collected by the Contractor from the purchaser.

4.5                       WARRANTY OF MATERIALS

In the case of defective material or equipment, any adjustment received by Contractor from the suppliers or manufacturers of such materials or their agents will be credited to the accounts under the Agreement. Contractor does not warrant any material.

4.6                       CONTROLLABLE MATERIALS

4.6.1                        The Contractor shall control the acquisition, location, storage and disposition of materials which are subject to accounting record control, physical inventory and adjustment for overages and shortages (hereinafter referred to as “Controllable Material”).

4.6.2                        Unless additional inventories are scheduled by the JMC, Contractor shall conduct one physical inventory of the Controllable Material each Calendar Year which shall be completed prior to the end of each such year. The Contractor shall conduct said inventory on a date to be approved by the JMC. Failure on the part of GNPC to participate in a JMC scheduled to approved physical inventory shall be regarded as approval of the results of the physical inventory as conducted by the Contractor.

4.6.3                        The gain or loss resulting from the physical inventory shall be reflected in the stock records of Controllable Materials. The Contractor shall compile a reconciliation of the inventory with a reasonable explanation for such gains or losses. Failure on the part of GNPC to object to Contractor’s reconciliation within thirty (30) days of compilation of said reconciliation shall be regarded as approval by GNPC.

SECTION 5

CASH CALL STATEMENT

5.1                       In respect of any Production Costs to which GNPC is contributing for any Development and Production Area in which GNPC is contributing for its Participating Interest, and in any case, where Contractor conducts a Sole Risk Operation on GNPC’s account, Contractor shall at least fifteen (15) days prior to the commencement of any Month, submit a Cash Call Statement to GNPC for its share of Production Operations, or subject to Article 9.4, Sole Risk Operation expenditures, as applicable. Such Cash Call Statement shall include the following information:

a)                   Due Date;

b)                  Payment Instructions;

c)                   The balance prior to the Cash Call being issued;

d)                  Amount of US Dollars due; and

e)                   An estimation of the amounts of US Dollars required from GNPC for the following month.

5.2                       Not later than the twenty-fifth day of each Month, Contractor will furnish GNPC a statement reflecting for the previous Month:

a)                   Payments;

b)                  The nature of such payments by appropriate classifications; and

c)                   The balance due to or from GNPC.

5.3                       Contractor may in the case where a large unforeseen expenditure becomes necessary issue a special Cash Call Statement requiring GNPC to meet such Cash Call within ten (10) days of receipt of such Statement.

SECTION 6

PRODUCTION STATEMENT

6.1                       Subsequent to the Date of Commencement of Commercial Production from the Contract Area, Contractor shall submit a monthly Production Statement to GNPC showing the following information for each Development and Production Area as appropriate:

a)                   the quantity of Crude Oil produced and saved;

b)                  the quantity of Natural Gas produced and saved;

c)                   the quantities of Petroleum used for the purpose of conducting drilling and Production Operations, pumping to field storage and reinjections;

d)                  the quantities of Natural Gas flared;

e)                   the size of Petroleum stocks held at the beginning of the Month;

f)                     the size of Petroleum stocks held at the end of the Month.

6.2                       The Production Statement of each Calendar Month shall be submitted to GNPC not later than ten (10) working days after the end of such Month.

SECTION 7

VALUE OF PRODUCTION STATEMENT

7.                             Contractor shall prepare a statement providing calculations of the value of Crude Oil produced and saved during each Quarter based on the Market Price established under Article II of the Agreement as well as the amounts of Crude Oil allocated to each of the Parties during that Quarter. Such Statement shall be submitted to the Minister and to GNPC not later than thirty (30) days following the determination, notification and acceptance of the Market Price to GNPC according to Article II of the Agreement.

SECTION 8

COST STATEMENT

8.1                       Contractor shall prepare with respect to each Quarter, a Cost Statement containing the following information:

a)                   Total Petroleum Costs in previous Quarters, if any;

b)                  Petroleum Costs for the Quarter in question;

c)                   Total Petroleum Costs as of the end of the Quarter in question (subsection 8.1 (a) plus subsection 8.1 (b)

d)                  Petroleum Costs for Development Operations advanced in the Quarter in respect of GNPC’s Participating Interest pursuant to Article 2.4 of the Agreement;

e)                   Costs as specified in (d) above which have been recovered during the Quarter pursuant to Article 10.1 of the Agreement and the balance, if any, of such costs unrecovered and carried forward for recovery in a later period.

Petroleum Costs for Exploration, Development and Production Operations as detailed above shall be separately identified for each Development and Production Area. Petroleum Costs for Exploration Operations not directly attributable to a specific Development Area shall be shown separately.

8.2                       The Cost Statement of each Quarter shall be submitted to GNPC no later than thirty (30) days after the end of such Quarter.

SECTION 9

STATEMENT OF EXPENDITURES AND RECEIPTS

9.1                       Subsequent to the Date of Commencement of Commercial Production from the Contract Area, Contractor shall prepare with respect to each Quarter a Statement of Expenditures and Receipts. The Statement will distinguish between Exploration Expenditure and Development Expenditure and Production Expenditure and will identify major items of expenditure within these categories. The statement will show the following:

a)                   actual expenditures and receipts for the Quarter in question;

b)                  cumulative expenditure and receipts for the budget year in question;

c)                   latest forecast of cumulative expenditures at the year end; and

d)                  variations between budget forecast and latest forecast and explanations therefor.

9.2                       The Statement of Expenditures and Receipts of each Calendar Quarter shall be submitted to GNPC not later than forty-five (45) days after the end of such Quarter for provisional approval by GNPC.

SECTION 10

FINAL END-OF-YEAR STATEMENT

10.                       The Contractor will prepare a Final End-of-Year Statement. The Statement will contain information as provided in the Production Statement, Value of Production Statements, Cost Statement and Statement of Expenditures and Receipts. as appropriate. The Final End-of-year Statement of each Calendar Year shall be submitted to GNPC within ninety (90) days of the end of such Calendar Year. Any necessary subsequent adjustments shall he reported promptly to GNPC.

SECTION 11

BUDGET STATEMENT

11.1                 The Contractor shall prepare an annual Budget Statement. This will distinguish between Exploration Expenditure, Development Expenditure and Production Expenditure and will show the following;

a)                   Forecast Expenditures and Receipts for the budget year under the Agreement;

b)                  cumulative Expenditures and Receipts to the end of said budget year; and

c)                   the most important individual items of Exploration Expenditures, Development Expenditures and Production Expenditures for said budget year.

The budget may include a budget line or lines for unforeseen expenditures which, however, shall not exceed ten percent (10%) of the total budgetary expenditure.

11.2                 The Budget Statement shall be submitted to GNPC and the JMC with respect to each budget year no less than ninety (90) days before the start of such year, except in the case of the first year of the Agreement when the Budget Statement shall be submitted within ninety (90) days after the Effective Date.

11.3                 Where Contractor foresees that during the budget period expenditures have to be made in excess of the ten percent (10%) pursuant to Section 11.1 hereof, Contractor shall submit a revision of the budget to GNPC.

SECTION 12

LONG RANGE PLAN AND FORECAST

12.1                 Contractor shall prepare and submit to GNPC the following:

a)                   During Exploration Period, an Exploration Plan for each year commencing as of the Effective Date which shall contain the following information:

i)                      Estimated Exploration Costs showing outlays for each of the years or the number of years agreed and covered by the Plan;

ii)                   Details of seismic operations for each such year;

iii)                Details of drilling activities planned for each such year;

iv)               Details of infrastructure utilisation and requirements.

The Exploration Plan shall be revised on each anniversary of the Effective Date. Contractor shall prepare and submit to GNPC the first Exploration Plan for the First Subperiod of eighteen (18) months within ninety (90) days after the Effective Date and thereafter shall prepare and submit to GNPC no later than ninety (90) days before the start of such year during the Exploration Period, a revised Exploration Plan.

b)                  In the event of a Development Plan being approved, the Contractor shall prepare a Development forecast for each Calendar Year of the Development Period, which shall contain the following information:

i)                      forecast of capital expenditure portions of Development Expenditures and Production Expenditures for each Calendar Year of the Development Period;

ii)                   forecast of Production Expenditures for each Calendar Year;

iii)                forecast of Petroleum production for each Calendar year;

iv)               forecast of number and types of personnel employed in the Petroleum Operations in the Republic of Ghana;

v)                  description of proposed Petroleum marketing arrangements;

vi)               description of main technologies employed; and

vii)            description of the working relationship of Contractor to GNPC.

c)                   The Development forecast shall be revised at the beginning of each Calendar Year commencing as of the second year of the first Development Period. Contractor shall prepare and submit to GNPC the first Development forecast within one hundred and twenty (120) days after the first Date of Commercial Discovery and Contractor commences the implementation of the Development Plan and thereafter shall prepare and submit a revised Development forecast to GNPC no later than thirty (30) days before each Calendar Year commencing as of the second year of the first Development forecast.

12.2                 CHANGES OF PLAN AND FORECAST

It is recognised by Contractor and GNPC that the details of the Exploration Plan and Development forecast may require changes in the light of existing circumstances and nothing herein contained shall limit the flexibility to make such changes. Consistent with the foregoing the said Plan and Forecast may be revised when appropriate. The Exploration Plan and Development Forecast are for planning and discussion purposes only.

ANNEX 3

SAMPLE AOE CALCULATION

SAMPLE ADDITIONAL OIL ENTITLEMENT CALCULATION

This sample calculation has been prepared to illustrate the Additional Oil Entitlement (AOE) provisions of Article 10 of the Petroleum Agreement to which this Annex 3 is attached and made a part thereof. The assumptions used, year-by-year cash flows, inflation rate, and resulting AOE payments are hypothetical only and are neither based upon nor do they represent an actual situation.

Sample AOE Calculation:

Contractor’s Revenues minus Income Taxes minus “Petroleum Costs”

•                  Income Tax Rate: 35%

•                  Petroleum Costs: Contractor’s Petroleum Costs including costs advanced on GNPC’s behalf

Additional Oil Entitlement (AOE):

Discounted Cash Flow

Real Rate of Return (%*)	AOE Rate (%)

12 1/2 or less	0
Over 12 1/2	12
Over 17 1/2	18
Over 22 1/2	24
Over 27 1/2	28

*Rate of Return exclusive of Inflation

SAMPLE AOE CALCULATION (MILLION US DOLLARS)

YEAR	CONTRACTOR’S HYPOTHETICAL NET CASH FLOW	FAN@ 17.50% P.A.	AOE 1 12%	SAN @ 22.50% P.A.	AOE 2 18%	TAN @ 27.50% P.A.	AOE 3 24%	ZAN @ 32.50% P.A.	AOE 4 28%	TOTAL AOE PAYMENTS
1	(2.0)	(2.0)	—	(2.0)	—	(2.0)	—	(2.0)	—	—
2	(15.0)	(17.4)	—	(17.5)	—	(17.6)	—	(17.7)	—	—
3	(15.0)	(35.4)	—	(36.4)	—	(37.4)	—	(38.4)	—	—
4	(20.0)	(61.6)	—	(64.6)	—	(67.7)	—	(70.91)	—	—
5	(50.0)	(122.4)	—	(129.1)	—	(136.3)	—	(143.9)	—	—
6	(75.0)	(218.8)	—	(233.1)	—	(248.7)	—	(265.7)	—	—
7	75.0	(182.1)	—	(210.6)	—	(242.1)	—	(277,0)	—	—
8	80.0	(133.9)	—	(178.0)	—	(228.7)	—	(287.0)	—	—
9	100.0	(57.3)	—	(118.0)	—	(191.6)	—	(280.3)	—	—
10	150.0	82.6	9.9	(4.5)	—	(104.2)	—	(231.3)	—	9.9
11	125.0	125.0	15.0	104.5	18.8	(41.7)	—	(215.3)	—	33.8
12	75.0	75.0	9.0	66.0	11.9	1.0	0.2	(231.4)	—	21.1
13	40.0	40.0	4.8	35.2	6.3	28.9	6.9	(284.6)	—	18.1
14	20.0	20.0	2.4	17.6	3.2	14.4	3.5	(366.2)	—	9.0
15	5.0	5.0	0.6	4.4	0.8	3.6	0.9	(482.5)	—	2.3
TOTAL	493		41.7		41.0		11.5		—	94.2

NOTES

1)                   RATES OF RETURN USED ABOVE INCLUDE INFLATION OF 5%

2)                   YEAR 10: AOE 1 = 0.12 * $82.6 MM (i.e. 0.12 TIMES CUMULATIVE CASH FLOWS COMPOUNDED AT 17.5% PER ANNUM) = $9.9 MM

3)                   YEARS 11 THROUGH 15: AOE1 IN Nth YEAR = Nth YEAR FA * 0.12

4)                   YEAR 10: SA = $118 MM * 1.225 + ($150 MM - $9.9 MM) = $4.5 MM

5)                   YEAR 11: AOE2 = 018 * $104.5 (i.e. AOE RATE TIMES CUMULATIVE CASH FLOW LESS AOE1 PAYMENTS COMPOUNDED AT 22.5% PER ANNUM) = $18.8 MM

ANNEX 4

PARENT COMPANY GUARANTEE

GUARANTY AND SUPPORT AGREEMENT

THIS GUARANTY AND SUPPORT AGREEMENT (herein called this “Guaranty”), dated as of                       , 2004, is made by Kosmos Energy Holdings, a Cayman Islands Exempted Company limited by guarantee but not having a share capital (herein called the “Parent”).

WHEREAS, the Parent is the owner of all of the outstanding equity interests of Kosmos Energy Ghana HC, a Cayman Islands exempted company (herein called the “Subsidiary”); and

WHEREAS, the Subsidiary has executed a Petroleum Agreement with the Ghana National Petroleum Corporation (the “Counterparty”) with respect to petroleum exploration, development and production within Ghana (the “Agreement”); and

WHEREAS, the Parent has determined that it is in its best interests to make the guaranties and agreements and provide the support for the Subsidiary with respect to the Agreement as provided herein;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and to induce the Counterparty to execute and deliver the Agreement, and recognizing that the Counterparty would not have executed and delivered the Agreement without receiving the benefit of this Agreement from Parent, the Parent hereby agrees as follows for the benefit of the Counterparty:

1.             Terms. Terms used in this Guaranty and not otherwise defined shall have the respective meanings set forth in the Agreement.

2.             Guaranty of Performance. The Parent hereby absolutely and unconditionally guarantees the prompt, complete and full performance, when due, of all obligations, agreements and undertakings of the Subsidiary under the Agreement and any other agreement made by the Subsidiary or an Affiliate thereof with the Counterparty. The obligations of the Parent under this Guaranty are independent of the obligations of the Subsidiary and its Affiliates, and the Counterparty may proceed directly to enforce all rights under this Guaranty without proceeding against or joining the Subsidiary or any of its Affiliates or any other person.

3.             Support. In addition to and without limiting the foregoing, the Parent will provide or will cause to he provided to the Subsidiary such funds as may be required from time to time by the Subsidiary in order for the Subsidiary to pay its obligations in accordance with the terms of the Agreement.

4.             Affiliates. The Parent or any of its Affiliates will not take action which would in any manner circumvent the provisions of the Agreement.

5.             Term. The obligations of the Parent under this Guaranty shall commence as of the date hereof and shall continue until the earlier to occur of (i) the termination of the Agreement (except with respect to any obligations hereunder as to any matters arising or occurring prior to such termination, which obligations shall continue until performed or satisfied in full), or (ii) the written waiver of the obligations hereunder by the Counterparty.

6.             No impairment. The obligations of the Parent arising under this Guaranty shall remain in full force and effect without regard to, and shall in nowise be affected or impaired by any of the following, whether or not notice to or consent by the Parent has been given:

(a)           Any amendment to or modification of the Agreement;

(b)           Any failure, omission or delay to enforce, assert or exercise any right, power, privilege or remedy conferred by the terms of the Agreement;

(c)           Any exercise or waiver of any right, power, privilege or remedy conferred by the terms of the Agreement, or the waiver of any default thereunder;

(d)           The voluntary or involuntary liquidation, dissolution, sale of all or substantially all assets, marshaling of assets or liabilities, receivership, conservatorship, assignment for the benefit of creditors, insolvency, bankruptcy, reorganization, arrangement or composition of the Subsidiary or any Affiliate thereof, or other proceedings under laws for the protection of debtors affecting the Subsidiary or an Affiliate thereof, or any discharge of the Subsidiary or an Affiliate thereof from liability or rejection of burdensome contracts or obligations in the course of or resulting from any such proceedings; or

(e)           Any other circumstances similar in effect to the foregoing.

The provisions of this Agreement shall extend to and be applicable to all renewals, amendments, extensions and modifications of the Agreement, and all references herein to the Agreement shall he deemed to include any renewal, extension, amendment or modification thereof.

7.             No Delay or Waiver. No delay on the part of the Counterparty in exercising any right hereunder or any failure to exercise any such right shall operate as a waiver of such right; nor in any event shall any modification or waiver of the provisions hereof be effective unless in writing; nor shall any such waiver be applicable except in the specific instance for which given.

8.             Waiver of Notice. The Parent hereby expressly waives notice of acceptance of this Guaranty, notice of default and all other notices whatsoever, any demand hereunder, the prosecution of any suits against the Subsidiary or its Affiliates and diligence in taking any action under this Guaranty.

9.             Invalidity of Particular Provisions. If any term or provision of this Agreement shall be determined to be unenforceable, all other terms and provisions hereof shall nevertheless remain effective and shall be enforced to the fullest extent permitted by applicable law.

11.           Successors and Assigns. This Guaranty shall be binding upon the Parent and its successors and assigns and shall inure to the benefit of the

Counterparty and its successors and assigns. Except for the Counterparty and its successors and assigns, no person shall have any interest in this Guaranty or shall be entitled to enforce any of the obligations of the Parent contained herein, and, accordingly, it is specifically agreed there are no third party beneficiaries to this Guaranty.

12.           Governing Law. This Guaranty and the rights and obligations created hereunder shall be governed by and interpreted, construed and enforced in accordance with the laws of the               .

13.           Specific Performance. The Parent recognizes that it is impossible to measure in money the damages which may accrue to the Counterparty by reason of the Parent’s failure to perform any of its obligations under this Guaranty. Therefore, the Parent agrees that, in any action or proceeding instituted to enforce the provisions hereof, specific performance may be sought and obtained for any breach of this Guaranty, provided that nothing contained in this paragraph shall limit or be construed to limit any right, remedy or obligation contained in the Agreement.

IN WITNESS WHEREOF, the Parent has executed this Agreement as of the day and year first above written.

KOSMOS ENERGY HOLDINGS

By: